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                                 $100,000,000



                               CREDIT AGREEMENT


                                    Among


                        TELCO COMMUNICATIONS GROUP, INC.


                                    And


                          NATIONSBANK OF TEXAS, N.A.
                           as Administrative Lender


                                    and


                                   LENDERS



                       Dated as of December 20, 1996



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
                               $100,000,000

                     TELCO COMMUNICATIONS GROUP, INC.

                            TABLE OF CONTENTS

                         ARTICLE I.  DEFINITIONS

1.01.     Definitions  ........................................... 1
1.02.     Accounting and Other Terms............................  23

                      ARTICLE II.  THE LOAN FACILITY

2.01.     The Loans.............................................. 23
2.02.     Making Advances........................................ 24
2.03.     Evidence of Debt for Borrowed Money.................... 26
2.04.     Optional Prepayments................................... 26
2.05.     Mandatory Prepayments.................................. 27
2.06.     Repayment.............................................. 28
2.07.     Interest............................................... 28
2.08.     Default Interest....................................... 29
2.09.     Continuation and Conversion Elections.................. 29
2.10.     Fees................................................... 30
2.11.     Reduction of Commitment................................ 30
2.12.     Funding Losses......................................... 31
2.13.     Computations and Manner of Payments.................... 32
2.14.     Yield Protection; Changed Circumstances................ 33
2.15.     Use of Proceeds........................................ 36
2.16.     Collateral and Collateral Call......................... 36
2.17.     Replacement Lenders.................................... 36

                  ARTICLE III.  LETTERS OF CREDIT

3.01.     Issuance of Letters of Credit.......................... 37
3.02.     Letters of Credit Fee.................................. 37
3.03.     Reimbursement Obligations.............................. 38
3.04.     Lenders' Obligations................................... 39
3.05.     Administrative Lender's Obligations.................... 39

                  ARTICLE IV.  CONDITIONS PRECEDENT

4.01.     Conditions Precedent to Closing and the Initial Advance.40
4.02.     Conditions Precedent to All Advances and Letters
             of Credit........................................... 42

               ARTICLE V.  REPRESENTATIONS AND WARRANTIES

5.01.     Representations and Warranties......................... 43
5.02.     Survival of Representations and Warranties............. 50

                    ARTICLE VI.  GENERAL COVENANTS

6.01.     Preservation of Existence and Similar Matters.......... 50
6.02.     Business; Compliance with Applicable Law..............  51
6.03.     Maintenance of Properties.............................. 51
6.04.     Accounting Methods and Financial Records............... 51
6.05.     Insurance.............................................. 51
6.06.     Payment of Taxes and Claims............................ 51
6.07.     Visits and Inspections................................. 52
6.08.     Payment of Debt for Borrowed Money..................... 52
6.09.     Use of Proceeds........................................ 52
6.10.     Indemnity.............................................. 52
6.11.     Environmental Law Compliance........................... 53
6.12.     Interest Rate Protection Agreements.................... 54
6.13.     Acquisitions, Generally................................ 54

                ARTICLE VII.  INFORMATION COVENANTS

7.01.     Quarterly Financial Statements and Information......... 55
7.02.     Annual Financial Statements and Information;
            Certificate of No Default............................ 55
7.03.     Compliance Certificates................................ 55
7.04.     Copies of Other Reports and Notices.................... 55
7.05.     Notice of Litigation, Default and Other Matters........ 56
7.06.     ERISA Reporting Requirements........................... 57

                 ARTICLE VIII.  NEGATIVE COVENANTS

8.01.     Financial Covenants.................................... 58
8.02.     Debt for Borrowed Money................................ 59
8.03.     Liens.................................................. 60
8.04.     Investments............................................ 61
8.05.     Liquidation, Disposition or Acquisition of Assets,
            Merger, New Subsidiaries............................. 62
8.06.     Guaranties; Contingent Liabilities..................... 63
8.07.     Restricted Payments.................................... 63
8.08.     Affiliate Transactions................................. 65
8.10.     Compliance with ERISA.................................. 65
8.11.     Capital Stock.......................................... 65
8.12.     Sale and Leaseback..................................... 65
8.13.     Sale or Discount of Receivables........................ 66
8.14.     Limitation on Restrictive Agreements................... 66

                   ARTICLE IX.  EVENTS OF DEFAULT

9.01.     Events of Default...................................... 66
9.02.     Remedies upon Default.................................. 71
9.03.     Cumulative Rights...................................... 72
9.04.     Waivers................................................ 72
9.05.     Performance by Administrative Lender or any Lender..... 72
9.06.     Expenditures........................................... 72
9.07.     Control................................................ 72

                 ARTICLE X.  THE ADMINISTRATIVE LENDER

10.01.     Authorization and Action.............................. 73
10.02.     Administrative Lender's Reliance, Etc................. 73
10.03.     NationsBank of Texas, N.A. and Affiliates............. 74
10.04.     Lender Credit Decision................................ 74
10.05.     Indemnification by Lenders............................ 74
10.06.     Successor Administrative Lender....................... 74

                     ARTICLE XI.  MISCELLANEOUS

11.01.     Amendments and Waivers................................ 75
11.02.     Notices............................................... 76
11.03.     Parties in Interest................................... 78
11.04.     Assignments and Participations........................ 78
11.05.     Sharing of Payments................................... 79
11.06.     Right of Set-off...................................... 79
11.07.     Costs, Expenses, and Taxes............................ 80
11.08.     Rate Provision........................................ 80
11.09.     Severability.......................................... 81
11.10.     Exceptions to Covenants............................... 81
11.11.     Counterparts.......................................... 81
11.12.     GOVERNING LAW; WAIVER OF JURY TRIAL................... 82
11.13.     ENTIRE AGREEMENT...................................... 82

                  TABLE OF SCHEDULES AND EXHIBITS


                            SCHEDULES
                            ---------


Schedule 4.01(d)   -   Subsidiaries Whose Capital Stock is Pledged
                        Post-Closing
Schedule 4.01(n)   -   Assets other than Capital Stock owned by the Borrower
Schedule 5.01(a)   -   Jurisdictions of Qualification, Ownership and
                        Capital Structure - Borrower
Schedule 5.01(f)   -   Non-Compliance with FCC or any applicable PUC
Schedule 5.01(h)   -   Existing Litigation
Schedule 5.01(r)   -   Description of Pledged Stock
Schedule 8.02      -   Existing Debt and Liabilities
Schedule 8.03      -   Existing Liens
Schedule 8.04      -   Existing Investments
Schedule 8.07      -   Permitted Restricted Payments
Schedule 11.02     -   Lender Addresses


                             EXHIBITS
                             --------

Exhibit A         -    Form of Revolving Note
Exhibit B         -    Form of Swingline Note
Exhibit C         -    Form of Compliance Certificate
Exhibit D         -    Form of Borrowing Notice
Exhibit E         -    Form of Conversion/Continuation Notice
Exhibit F         -    Form of Assignment and Acceptance
Exhibit G         -    Form of Guaranty of Subsidiaries
Exhibit J         -    Form of Pledge Agreement

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                               $100,000,000

                    TELCO COMMUNICATIONS GROUP, INC.

                           CREDIT AGREEMENT


     THIS CREDIT AGREEMENT is dated as of December 20, 1996, among TELCO COMMUNICATIONS GROUP, INC., a Virginia corporation (the "Borrower"), the Lenders (as defined below) and NATIONSBANK OF TEXAS, N.A., as a Lender and Administrative Lender.


                               BACKGROUND.

     WHEREAS, Borrower and Administrative Lender have agreed to enter into a Credit Agreement which provides for one revolving loan facility in the amount of $100,000,000 (which such loan facility shall also include a letter of credit availability of not more than $5,000,000 and a swingline facility of not more than $5,000,000), so long as the total outstanding exposure does not exceed $100,000,000.


                               AGREEMENT.

     NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties hereto agree as follows:

                       ARTICLE I.  DEFINITIONS

1.01. Definitions. As used in this Agreement, the following terms have the respective meanings indicated below (such meanings to be applicable equally to both the singular and plural forms of such terms):

     "Advance" means an advance made by a Lender to the Borrower pursuant to
Section 2.01 hereof, which shall include both Swingline Advances and Revolving Advances.

     "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled By or is Under Common Control with another Person.

     "Administrative Lender" means NationsBank of Texas, N.A., in its capacity as Administrative Lender hereunder, or any successor Administrative Lender appointed pursuant to Section 10.06 hereof.

     "Agreement" means this Credit Agreement, as hereafter amended, modified, increased, extended, restated or supplemented from time to time.

     "Annualized EBITDA" means, on any date of determination, the product of
(a) EBITDA, for the most recently completed two fiscal quarters immediately preceding the date of determination, times (b) two.

     "Applicable Law" means (a) in respect of any Person, all provisions of Laws of Tribunals applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party and (b) in respect of contracts made or performed in the State of Texas, "Applicable Law" also means the laws of the United States of America, including, without limiting the foregoing, 12 USC Sections 85 and 86, as amended to the date hereof and as the same may be amended at any time and from time to time hereafter, and any other statute of the United States of America now or at any time hereafter prescribing the maximum rates of interest on loans and extensions of credit, and the laws of the State of Texas, including, without limitations, Articles 5069-1.04 and 5069-1.07(a), Title 79, Revised Civil Statutes of Texas, 1925, as amended ("Art. 1.04"), and any other statute of the State of Texas now or at any time hereafter prescribing maximum rates of interest on loans and extensions of credit; provided however, that pursuant to Article 5069-15.10(b), Title 79, Revised Civil Statutes of Texas, 1925, as amended, the Borrower agrees that the provisions of Chapter 15, Title 79, Revised Civil Statutes of Texas, 1925, as amended, shall not apply to the Advances hereunder.

     "Applicable Margin" means, (a) with respect to LIBOR Advances, 1.625% per annum, and (b) with respect to Base Advances, 0.625% per annum provided that, the Applicable Margin will be adjusted as set forth in the last paragraph of this definition to the following per annum percentages applicable in the following situations:

                                 Base Advance             LIBOR Advance
Applicability                    Percentage                Percentage
-------------                    -----------              -------------

   (i)  If the Total               0.625%                     1.625%
Leverage Ratio is
greater than or equal to
2.00 to 1.00

   (ii)  If the Total              0.500%                     1.500%
Leverage Ratio is less
than to 2.00 to 1.00
but is greater than or equal
to 1.50 to 1.00

   (iii)  If the Total             0.250%                     1.250%
Leverage Ratio is less
than 1.50 to 1.00
but is greater than or equal
to 1.25 to 1.00

   (iv)  If the Total              0.000%                     1.000%
Leverage Ratio is less
than 1.25 to 1.00
but is greater than or equal
to 1.00 to 1.00

   (v)  If the Total               0.000%                     0.875%
Leverage Ratio is less
than 1.00 to 1.00
but is greater than or equal
to 0.75 to 1.00

   (vi)  If the Total              0.000%                     0.750%
Leverage Ratio is less
than 0.75 to 1.00

The Applicable Margin payable by the Borrower shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of the Borrower and Subsidiaries of Borrower as tested by the Total Leverage Ratio. Except as set forth in the following sentence, any such increase or reduction in the Applicable Margin provided for herein shall be effective three Business Days after receipt by Administrative Lender of the applicable financial statements and corresponding Compliance Certificate. If financial statements and a Compliance Certificate of the Borrower setting forth the Total Leverage Ratio are not received by the Administrative Lender by the date required pursuant to Sections 7.01 or 7.02 hereof, the Applicable Margin shall be determined as if the Total Leverage Ratio exceeds 2.00 to 1.00 until such time as such financial statements and Compliance Certificate are received. For the final quarter of any fiscal year of the Borrower, the Borrower may provide the unaudited financial statements of the Borrower, subject only to year-end adjustments, for the purpose of adjusting the Applicable Margin.

     "Application" means any stand-by letter of credit application delivered to Administrative Lender for or in connection with any stand-by Letter of Credit pursuant to Article III hereof, in Administrative Lender's standard form for stand-by letters of credit.

     "Art. 1.04" has the meaning specified in the definition of "Applicable
Law".

     "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by Administrative Lender, in the form of Exhibit F hereto.

     "Auditor" means Deloitte & Touche, L.L.P. or other independent certified public accountants selected by the Borrower and acceptable to Administrative Lender.

     "Authorized Officer" means, with respect to the Borrower and its Subsidiaries, the President, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or General Counsel of the Borrower.

     "Bank  Affiliate"  means  the  holding  company  of  any  Lender,   or  any
wholly-owned direct or indirect subsidiary of such holding company or of such Lender.

     "Base Advance" means an Advance bearing interest at the Base Rate.

     "Base Rate" means a per annum interest rate equal to the lesser of (a) the Highest Lawful Rate, and (b) the sum of the Applicable Margin plus the higher of (i) a fluctuating rate per annum as shall be in effect from time to time announced or published by NationsBank of Texas, N.A. as its prime rate, and which may not necessarily be the lowest interest rate charged by NationsBank of Texas, N.A., and (ii) the Federal Funds Rate in effect at such time plus
 .50%.

     "Borrowing" means a borrowing of the same Type made on the same day.

     "Borrowing Notice" has the meaning set forth in Section 2.02(a) hereof.

     "Business Day" means a day on which banks are open for the transaction of business as required by this Agreement in Dallas, Texas and New York, New York and, with respect to any LIBOR Advance, a domestic business day in London, England and a day on which commercial banks are open for international business in London, England (including dealings in United States dollar deposits), and as otherwise relevant to the determination to be made or the action to be taken.

     "Capital Expenditures" means capital expenditures, as defined in accordance with GAAP.

     "Capital Leases" means capital leases and subleases, as defined in accordance with GAAP.

     "Capital Stock" means, as to any Person, the equity interests in such Person, including, without limitation, the shares of each class of capital stock of any Person that is a corporation and each class of partnership interests (including without limitation, general, limited and preference units) in any Person that is a partnership.

     "Change in Control" means, with respect to the Borrower, the occurrence of any one of the following events: (a) any "person" or "group" (as such terms are defined in Section 13(d) or 14(d) of the Exchange Act) is or becomes, in one or more series of transactions (as a result of the acquisition or issuance of securities, or otherwise), the beneficial owner, directly or indirectly, of more than (i) 30% of the common Capital Stock of the Borrower, or (ii) 30% of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower, or (b) at any time during any fiscal year of the Borrower after the appointment of the fifth director of the Borrower no later than March 31, 1997, the number of directors of the Borrower shall have been increased such that the number of newly created positions constitutes a majority of the Board of Directors of the Borrower, or (c) at any time during any fiscal year of the Borrower a majority of the members of the full Board of Directors of the Borrower shall have resigned or been removed or replaced, provided that, a director who has resigned or is replaced during any year shall not be included in any determination of whether a Change in Control has occurred pursuant to this clause (ii) to the extent such director is replaced by a successor director elected by a majority of those directors who are directors at the commencement of such year.

     "Closing Date" means the date hereof.

     "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any provision of the Code shall include all successor provisions thereto.

     "Collateral" has the meaning ascribed thereto in Section 2.16(a) hereof.

     "Commitment" means $100,000,000 as reduced pursuant to Section 2.11 hereof.

     "Commitment Fee" means the fee described in Section 2.10(b) hereof.

     "Communications Act" means, collectively, the Communications Act of 1934, as amended by the Telecommunications Act of 1996, and as further amended, and the rules and regulations promulgated thereunder, as from time to time in effect.

     "Compliance Certificate" means a certificate of an Authorized Officer in the form of Exhibit C hereto, (a) certifying that such individual has no knowledge that a Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action being taken or proposed to be taken with respect thereto, (b) setting forth detailed calculations with respect to the covenants described in Section 8.01 hereof and (c) certifying to the appropriate Applicable Margin.

     "Consequential Loss" with respect to (a) the Borrower's payment of all or any portion of the then-outstanding principal amount of a LIBOR Advance on a day other than the last day of the related Interest Period, including, without limitation, payments made as a result of the acceleration of the maturity of a Note, (b) subject to Administrative Lenders' prior consent, a LIBOR Advance made on a date other than the date on which the Advance is to be made according to Section 2.02(a) or Section 2.09 hereof to the extent such Advance is made on such other date at the request of the Borrower, or (c) any of the circumstances specified in
Section 2.04 hereof on which a Consequential Loss may be incurred with respect to LIBOR Advances, means any loss, cost or expense incurred by any Lender as a result of the timing of the payment or Advance or in liquidating, redepositing, redeploying or reinvesting the principal amount so paid or affected by the timing of the Advance or the circumstances described in
Section 2.04 hereof, which amount shall be the sum of (i) the interest that, but for the payment or timing of Advance, such Lender would have earned in respect of that principal amount, reduced, if such Lender is able to redeposit, redeploy, or reinvest the principal amount, by the interest earned by such Lender as a result of redepositing, redeploying or reinvesting the principal amount plus (ii) any expense or penalty incurred by such Lender by reason of liquidating, redepositing, redeploying or reinvesting the principal amount. Each reasonable determination by each Lender of any Consequential Loss is, in the absence of manifest error and after delivery to the Borrower, presumptive evidence of the validity of such claim.

     "Contingent Liability" means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or obligation of any other Person in any manner, whether directly or indirectly, including without limitation any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (b) to purchase Property or services for the purpose of assuring the owner of such Debt of its payment, or (c) to maintain the solvency, working capital, equity, cash flow, fixed charge or other coverage ratio, or any other financial condition of the primary obligor so as to enable the primary obligor to pay any Debt or to comply with any agreement relating to any Debt or obligation, but excluding endorsement of checks, drafts and other instruments in the ordinary course of business, provided that "Contingent Liability" shall not include (i) trade accounts payable that are not treated as debt under GAAP as determined by the Auditors, and required minimum amounts under the Borrower's operating agreements, in each case for goods and services arising in the ordinary course of business, (ii) current accrued liabilities that (A) are not treated as debt under GAAP as determined by the Auditors and (B) arise in the ordinary course of business, (iii) Taxes owed by the Borrower and its Subsidiaries and (iv) amounts owed under employment agreements of the Borrower and its Subsidiaries.

     "Continue," "Continuation" and "Continued" each refer to the continuation pursuant to Section 2.09 hereof of a LIBOR Advance from one Interest Period to the next Interest Period.

     "Control" or "Controlled By" or "Under Common Control" mean possession, direct or indirect, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided that, in any event (a) any Person which beneficially owns
            --------
(i) 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation shall be conclusively presumed to control such corporation and (ii) 10% or more of the interest in capital or profits of a partnership shall be conclusively presumed to control such partnership, and (b) no Person shall be deemed to be an Affiliate of a corporation solely by reason of his being an officer or director of such corporation.

      "Controlled Group" means, as to any Person, all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) which are under common control with such Person and which, together with such Person, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

     "Conversion or Continuance Notice" has the meaning set forth in Section 2.09(b) hereof.

     "Current Ratio" means, for the Borrower and its consolidated Subsidiaries on any date of determination, the ratio of (a) current assets determined in accordance with generally accepted accounting principles, minus the sum of (i) accounts receivable of the Borrower and its Subsidiaries that are not Eligible Accounts, plus (ii) cash/marketable securities (excluding cash being held in escrow which directly offsets liabilities for Taxes that are reflected as current liabilities on the Borrower's consolidated balance sheet), plus (iii) loans or advances to shareholders and/or employees of the Borrower and its Subsidiaries, to (b) current liabilities of the Borrower and its Subsidiaries (without duplication) (excluding, in the third year after the Closing Date, the amount of the Borrowings maturing), provided that, for purposes of the determination of such ratio, financial information shall be calculated as if all assets acquired on any date during the period of determination were acquired on the first day in such period of determination, and all assets sold on any date during the period of determination were sold on the first day in such period of determination.

     "Debt" means all obligations, contingent or otherwise, which in accordance with GAAP are required to be classified on the balance sheet as liabilities, and in any event including (without duplication) (a) Capital Leases, (b) Contingent Liabilities that are required to be disclosed and quantified in notes to consolidated financial statements in accordance with GAAP, (c) liabilities secured by any Lien on any Property, regardless of whether such secured liability is with or without recourse, and (d) installment payment non-compete agreements, provided that "Debt" shall not include (i) trade accounts payable that are not treated as debt under GAAP as determined by the Auditors, and required minimum amounts under the Borrower's operating agreements, in each case for goods and services arising in the ordinary course of business, (ii) current accrued liabilities that (A) are not treated as debt under GAAP as determined by the Auditors and (B) arise in the ordinary course of business, (iii) Taxes owed by the Borrower and its Subsidiaries and (iv) amounts owed under employment agreements of the Borrower and its Subsidiaries.

     "Debt for Borrowed Money" means, as to any Person, at any date, without duplication, (a) all obligations of such Person for borrowed money, letters of credit (or applications for letters of credit) or other similar instruments,
(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, and (d) installment payment non-compete agreements, provided that "Debt for Borrowed Money" shall not include (i) trade accounts payable that are not treated as debt under GAAP as determined by the Auditors, and required minimum amounts under the Borrower's operating agreements, in each case for goods and services arising in the ordinary course of business, (ii) current accrued liabilities that (A) are not treated as debt under GAAP as determined by the Auditors and (B) arise in the ordinary course of business, (iii) Taxes owed by the Borrower and its Subsidiaries and (iv) amounts owed under employment agreements of the Borrower and its Subsidiaries.

     "Debtor Relief Laws" means applicable bankruptcy, reorganization, moratorium, or similar Laws, or principles of equity affecting the enforcement of creditors' rights generally.

     "Default" means any event specified in Section 9.01 hereof, whether or not any requirement in connection with such event for the giving of notice, lapse of time, or happening of any further condition has been satisfied.

     "Distribution" means, as to any Person, (a) any declaration or payment of any distribution or dividend (other than a stock dividend) on, or the making of any pro rata distribution, loan, advance, or investment to or in any holder of, any partnership interest or shares of Capital Stock or other equity interest of such Person (or the establishment of a sinking fund or otherwise setting aside of funds for any such purpose), or (b) any purchase, redemption, or other acquisition or retirement for value of any shares of partnership interest or Capital Stock or other equity interest of such Person (or the establishment of a sinking fund or otherwise setting aside of funds for any such purpose).

     "EBITDA" means, for the Borrower and its Subsidiaries, for any period of determination, the sum of (a) net income for such period, plus (b) amortization for such period, plus (c) depreciation for such period, plus (d) Interest Expense for such period, plus (e) Income Tax Expense for the Borrower and its Subsidiaries for such period.

     "Eligible Accounts" means, at any date, all billed accounts receivable due to the Borrower from all

     (a) LECs other than (i) accounts more than 90 days past the date on which the related billing information for the Borrower rated calls is transmitted to such LEC, (ii) accounts the liability for which has been disputed by the LEC, (iii) accounts owing from any LEC that shall take or be the subject of any action or proceeding under any bankruptcy, insolvency or other Debtor Relief Law, and (iv) accounts, the full and timely collection of which the Administrative Lender in its good faith judgment, believes to be doubtful, and

     (b) other commercial customer accounts other than (i) accounts more than 90 days past the invoice date, (ii) accounts the liability for which has been disputed and not resolved within 35 days from the date the Borrower receives notice of such dispute (provided that, accounts more than 90 days past the invoice day are still excluded pursuant to subsection (i) above), (iii) accounts owing from any customer that shall take or be the subject of any action or proceeding under any bankruptcy, insolvency or other Debtor Relief Law, and (iv) accounts, the full and timely collection of which the Administrative Lender in its good faith judgment, believes to be doubtful; provided, further that (A) if the commercial customer is rated in excess of BBB by Moody's Investors Services, Inc., or Baa2 by Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc., such account shall be deemed to be an Eligible Account for that portion of the account receivable equal to or less than 20% of all commercial customer accounts receivable in the aggregate that qualify under subsection (b) of this definition, or (B) if the commercial customer is unrated or rated equal to or less than BBB by Moody's Investors Services, Inc. or Baa2 by Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc., such account shall be deemed to be an Eligible Account for that portion of the account receivable equal to or less than 10% of all commercial customer accounts receivable in the aggregate that qualify under subsection (b) of this definition.

     "Eligible Transferee" means (a) any Lender, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is described in this clause; and (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development.

     "Environmental Claim" means any written notice by any Tribunal alleging liability for damage to the environment, or by any Person alleging liability for personal injury (including sickness, disease or death), resulting from or based upon (a) the presence or release (including sudden or non-sudden, accidental or non-accidental, leaks or spills) of any Hazardous Material at, in or from property, whether or not owned by the Borrower or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

     "Environmental Laws" means the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. 9601 et seq.) ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), and the Occupational Safety and Health Act (29 U.S.C. 651 et seq.) ("OSHA"), as such laws have been or hereafter may be amended or supplemented, and any and all analogous future federal, or present or future state or local, Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rulings and regulations issued thereunder, as from time to time in effect.

     "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower or any Obligor, or is under common control with Borrower or any Obligor, within the meaning of
Section 414(c) of the Code, and the regulations and rulings issued thereunder.

     "ERISA Event" means (a) a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (b) the issuance by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (c) the withdrawal by the Borrower, any Subsidiary of the Borrower, or an ERISA Affiliate from a Multiple Employer Plan during a Plan year for which it was a substantial employer, as defined in
Section 4001(a)(2) of ERISA, (d) the failure by the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate to make a payment to a Plan required under Section 302 of ERISA, (e) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA, or (f) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

     "Event of Default" means any of the events specified in Section 9.01 of this Agreement, provided there has been satisfied any requirement in connection therewith for the giving of notice, lapse of time, or happening of any further condition.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

     "FCC" means the Federal Communications Commission, or any governmental agency succeeding to the functions thereof.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Dallas, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such date on such transactions received by Administrative Lender from three federal funds brokers of recognized standing selected by it.

     "Fee Letter" means that certain Fee Letter, dated the Closing Date, between the Borrower and the Administrative Lender, and all other fee letters executed among the Borrower or any Lender[s], as such letters may be amended, modified, substituted, replaced, or increased from time to time.

     "GAAP" means generally accepted accounting principles applied on a consistent basis. Application on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in a preceding period, except for new developments or statements promulgated by the Financial Accounting Standards Board and other changes in accounting methods permitted by generally accepted accounting principles.

     "Guarantors" means each Subsidiary of the Borrower existing on the Closing Date or formed or acquired by the Borrower or any direct or indirect Subsidiary of the Borrower from time to time thereafter.

     "Guaranty" means a guaranty executed by any Person of the obligations of another Person, or any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon, the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor or such other Person against loss, including, without limitation, any comfort letter, or take-or-pay contract and shall include without limitation, the contingent liability of such Person in connection with any application for a letter of credit, provided that "Guaranty" shall not include (i) trade accounts payable that are not treated as debt under GAAP as determined by the Auditors, and required minimum amounts under the Borrower's operating agreements, in each case for goods and services arising in the ordinary course of business, (ii) current accrued liabilities that (A) are not treated as debt under GAAP as determined by the Auditors and (B) arise in the ordinary course of business, (iii) Taxes owed by the Borrower and its Subsidiaries and (iv) amounts owed under employment agreements of the Borrower and its Subsidiaries.

     "Hazardous Materials" means all materials subject to any Environmental Law, including without limitation materials listed in 49 C.F.R. 172.101, Hazardous Substances, explosive or radioactive materials, hazardous or toxic wastes or substances, petroleum or petroleum distillates, asbestos, or material containing asbestos.

     "Hazardous Substances" means hazardous waste as defined in the Clean Water Act, 33 U.S.C. 1251 et seq., the Comprehensive Environmental Response Compensation and Liability Act as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. 9601 et seq., the Resource Conservation Recovery Act, 42 U.S.C. 6901 et seq., and the Toxic Substances Control Act, 15 U.S.C. 2601 et seq.

     "Highest Lawful Rate" means at the particular time in question the maximum rate of interest which, under Applicable Law, any Lender is then permitted to charge on the Obligations. If the maximum rate of interest which, under Applicable Law, any Lender is permitted to charge on the Obligations shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective time of each change in the Highest Lawful Rate without notice to the Borrower. For purposes of determining the Highest Lawful Rate under Applicable Law, the applicable rate ceiling shall be (a) the indicated rate ceiling described in and computed in accordance with the provisions of Section (a)(l) of Art. l.04; or (b) provided notice is given as required in Section (h)(l) of Art. 1.04, either the annualized ceiling or quarterly ceiling computed pursuant to Section (d) of Art. 1.04; provided, however, that
                                                       --------  -------
at any time the indicated rate ceiling, the annualized ceiling or the quarterly ceiling, as applicable, shall be less than 18% per annum or more than 24% per annum, the provisions of Sections (b)(1) and (2) of such Art. l.04 shall control for purposes of such determination, as applicable.

     "Income Tax Expense" means the aggregate Taxes accrued by the Borrower and its Subsidiaries for the relevant period of determination.

     "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities within the meaning of Section 4001(a)(18) of ERISA.

     "Interest Coverage Ratio" means, on any date of determination for the Borrower and its consolidated Subsidiaries, the ratio of (a) EBITDA for the most recently completed four fiscal quarters minus income taxes actually paid for the most recently completed four fiscal quarters to (b) Interest Expense, actually paid for such period, provided that, for the purposes of any determination of such ratio, financial information shall be calculated as if all assets acquired on any date during the period of determination were acquired on the first day in such period of determination, and all assets sold on any date during the period of determination were sold on the first day in such period of determination.

     "Interest Expense" means, for the Borrower and its Subsidiaries on a consolidated basis, all interest expense and commitment fees incurred with respect to Total Debt of the Borrower and the Subsidiaries of the Borrower whether accrued or paid, all fees or expenses with respect to letters of credit, bankers' acceptances or similar facilities, excluding interest actually paid-in-kind.

     "Interest Period" means, with respect to any LIBOR Advance, the period beginning on the date the Advance is made or continued as a LIBOR Advance and ending one, two, three or six months thereafter (as the Borrower shall select), provided, however, that:

          (a) the Borrower may not select any Interest Period that ends after any principal repayment date unless, after giving effect to such selection, the aggregate principal amount of LIBOR Advances having Interest Periods that end on or prior to such principal repayment date, shall be at least equal to the principal amount of Advances due and payable on and prior to such date;

          (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

          (c) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

     "Interest Rate Protection Agreement" means an interest rate swap, cap, collar or similar interest rate protection agreement between the Borrower and any Lender.

     "Investment" means any acquisition of all or substantially all of the assets of any Person, or any direct or indirect purchase or other acquisition of, or a beneficial interest in, any Capital Stock or other securities of any other Person, or any direct or indirect loan, advance (other than (i) advances to employees for moving and travel expenses, (ii) drawing accounts, (iii) deposits and advances made to contractors, vendors and others in the ordinary course of business, (iv) earnest money deposits, good faith deposits and similar deposits made in connection with Permitted Acquisitions, and (v) similar expenditures in the ordinary course of business), or capital contribution to or investment in any other Person, including without limitation the incurrence or sufferance of Debt or accounts receivable of any other Person that are not current assets or do not arise from sales to that other Person in the ordinary course of business.

     "Law" means any constitution, statute, law, ordinance, regulation, rule, order, writ, injunction, or decree of any Tribunal.

     "LEC" means a local exchange carrier.

     "Lenders" means the lenders listed on the signature pages of this Agreement, and each Eligible Transferee which hereafter becomes a party to this Agreement pursuant to Section 11.04 hereof or pursuant to an amendment to this Agreement, so long as each is owed any portion of the Obligation or is obligated to make any Advance hereunder.

     "Lending Office" means, with respect to each Lender, its branch or affiliate, (a) initially, the office of each Lender, branch or affiliate identified as such on Schedule 11.02 hereto, and (b) subsequently, such other office of each Lender, branch or affiliate as each Lender may designate to the Borrower and Administrative Lender as the office from which the Advances of each Lender will be made and maintained and for the account of which all payments of principal and interest on the Advances and the Commitment Fee will thereafter be made. Lenders may have more than one Lending Office for the purpose of making Base Advances and LIBOR Advances.

     "Letter of Credit Commitment" means, on any date of determination, an amount equal to the lesser of (a) $5,000,000 and (b) the Commitment minus all outstanding Advances.

     "Letters of Credit" means the irrevocable standby letters of credit issued by Administrative Lender under and pursuant to Article III hereof, as each may be amended, modified, substituted, increased, replaced, renewed or extended from time to time.

     "LIBOR Advance" means an Advance bearing interest at the LIBOR Rate.

     "LIBOR Lending Office" means, with respect to each Lender, the office designated as its "LIBOR Lending Office" below its name on Schedule 11.02
                                                           --------------
hereto, or such other office of Lender or any of its affiliates hereafter designated by notice to the Borrower and Administrative Lender.

     "LIBOR Rate" shall mean, for any LIBOR Advance for any Interest Period therefore, a rate per annum equal to the lesser of (a) the Highest Lawful Rate and (b) the sum of (i) the Applicable Margin, plus (ii) the rate per annum (rounded upwards, if necessary, to the nearest one-one hundredth (1/100th) of one percent (1%)) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period. If for any reason such rate is not available, the term "LIBOR Rate"
shall mean, for any LIBOR Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest one-one hundredth (1/100th) of one percent (1%)) appearing on Reuters Screen LIBO page as the London interbank offered rate for deposits in United States dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO
-------- -------
Page, the applicable rate shall be the arithmetic mean of all such rates.

     "License" means, as to the Borrower, or any Subsidiary of the Borrower, any license, permit, consent, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by, or any filing or registration with, any Tribunal or third Person (including without limitation the FCC or any applicable PUC) necessary for such Person to own, build, maintain, or operate its business or Property.

     "Lien" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including without limitation any agreement to give or not to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement or other similar form of public notice under the Laws of any jurisdiction (except for the filing of a financing statement or notice in connection with an (a) operating lease or (b) the true consignment of goods to the Borrower or any Subsidiary of the Borrower as consignee).

     "Litigation" means any proceeding, claim, lawsuit, arbitration, and/or investigation conducted by or before any Tribunal or arbitrator, including without limitation proceedings, claims, lawsuits, and/or investigations under or pursuant to any environmental, occupational, safety and health, antitrust, unfair competition, securities, Tax, or other Law, or under or pursuant to any contract, agreement, or other instrument.

     "Loan Papers" means this Agreement, the Notes, the Pledge Agreement, the Subsidiary Guaranties, the Fee Letter[s], financing statements, any Interest Rate Protection Agreement and related documents entered into by the Borrower with any Lender or any Bank Affiliate, all Letters of Credit, all Applications and all other agreements between the Borrower or any Subsidiary of the Borrower and the Administrative Lender related to any Letter of Credit, other fee letters, Assignment and Acceptances, post-closing letters, and all other documents, instruments, agreements, or certificates executed or delivered from time to time by any Person in connection with this Agreement or as security for the Obligations hereunder, granting Collateral or otherwise, as each such agreement may be amended, modified, substituted, replaced or extended from time to time.

     "Majority Lenders" means any combination of Lenders having at least 51.00% of the aggregate amount of outstanding Advances hereunder, provided, however, that if no Advances are outstanding, such term means any combination of Lenders having Specified Percentages equal to at least 51.00%, and further provided that, so long as there exists more than one Lender, in no event shall the number of Lenders included in Majority Lenders be less than two.

     "Material Adverse Effect" means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on the properties, business, prospects, operations or condition (financial or otherwise) of such Persons, taken as a whole, or the ability of such Person to perform its obligations under the Loan Papers or the Material Contracts, in each case to which it is a party.

     "Material Contract" means (a) the TDD Billing Agreement, (b) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $5,000,000 per annum, and (c) any other contract or agreement written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect; provided that Material Contract shall not include any contract or agreement terminable by the Borrower or any of its Subsidiaries in accordance with its terms upon notice of thirty days or less without liability for further payment other than a nominal penalty.

     "Maturity Date" means the earlier of December 31, 1999 or three years from the date of execution of this Agreement, whichever is earlier, or such earlier date on which the total amount of outstanding Obligations are due and payable (including, without limitation, whether by acceleration, scheduled reduction of the Commitment to zero, or mandatory or voluntary commitment reduction of the Commitment to zero).

     "Maximum Amount" means the maximum amount of interest which, under Applicable Law, a Lender is permitted to charge on the Obligations.

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

     "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate and at least one Person other than the Borrower, any Subsidiary of the Borrower, and any ERISA Affiliate, or (b) was so maintained and in respect of which the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

     "Net Proceeds" means the gross cash proceeds received by the Borrower or any Subsidiary of the Borrower in connection with or as a result of (a) any asset sale not in the ordinary course of business, minus (so long as each of the following are estimated in good faith by the management of the Borrower and certified to the Lenders in reasonable detail by an Authorized Officer)
(i) actual taxes estimated in good faith by the Borrower's board of directors incurred as a result of such sale (after giving effect to all tax benefits available to the Borrower or such Subsidiary), and (ii) reasonable and customary transaction costs payable by the Borrower or any Subsidiary of the Borrower that are related to such sale and payable to a Person other than an Affiliate of the Borrower and its Subsidiaries.

     "Network Facilities" means the network of digital facilities and capacity owned or leased by the Borrower or any of its Subsidiaries.

     "Note" means each Note of the Borrower evidencing Advances hereunder, substantially in the form of Exhibit A hereto with respect to Advances made under the Revolving Loan and Exhibit B hereto with respect to Advances made under the Swingline Loan, together with any extension, renewal or amendment thereof, or substitution therefor.

     "Obligations" means all present and future obligations, indebtedness and liabilities, and all renewals and extensions of all or any part thereof, of the Borrower and each Obligor to Lenders and Administrative Lender arising from, by virtue of, or pursuant to this Agreement, any of the other Loan Papers and any and all renewals and extensions thereof or any part thereof, or future amendments thereto, all interest accruing on all or any part thereof and reasonable attorneys' fees incurred by the Administrative Lender for the preparation of this Agreement and consummation of this credit facility, execution of waivers, amendments and consents, and in connection with the enforcement or the collection of all or any part thereof, and reasonable attorneys' fees incurred by the Lenders in connection with the enforcement or the collection of all or any part of the Obligations during the continuance of an Event of Default, in each case whether such obligations, indebtedness and liabilities are direct, indirect, fixed, contingent, joint, several or joint and several. Without limiting the generality of the foregoing, "Obligations" includes all amounts which would be owed by the Borrower, each other Obligor and any other Person (other than Administrative Lender or Lenders) to Administrative Lender or Lenders under any Loan Paper, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Borrower, any other Obligor or any other Person (including all such amounts which would become due or would be secured but for the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding of the Borrower, any other Obligor or any other Person under any Debtor Relief Law).

     "Obligor" means (a) the Borrower, (b) each Subsidiary of the Borrower,
(c) each other Person liable for performance of any of the Obligations and (d) each other Person the Property of which secures the performance of any of the Obligations.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

     "Permitted Acquisition" means acquisitions

          (a) by the Borrower or any Subsidiary of the Borrower of all or substantially all of the Capital Stock of any Person, or

          (b) by any Subsidiary of the Borrower of all or substantially all of the assets of any Person, or

          (c) by the Borrower or any Subsidiary of the Borrower of less than substantially all of Capital Stock of any Person (including participating in a joint venture which qualifies as a "Subsidiary" of the Borrower as defined in this Agreement), or by any Subsidiary of the Borrower of less than substantially all of the assets of any Person, so long as the aggregate cash amount paid by the Borrower over the term of this Agreement for all such acquisitions in this subsection (c) shall not exceed $10,000,000, so long as in the aggregate for all such acquisitions set forth in (a), (b) and (c) above:

               (i) the total consideration (including, without limitation, cash, stock, assumed debt and/or guarantees for acquisitions) does not exceed $300,000,000 in the aggregate over the term of this Agreement and

               (ii) the cash portion of all such acquisitions does not exceed $50,000,000 over the term of this Agreement,

provided that, in any such case, if less than 50% of the total consideration for any acquisition is paid in Capital Stock of the Borrower, then the cash portion of the total consideration shall be limited to (A) $25,000,000 in the aggregate in any fiscal year, if the Total Leverage Ratio (on a pro forma basis after giving effect to such acquisition) is less than or equal to 1.25 to 1.00 (but still subject to the aggregate $50,000,000 limitation set forth above), or (B) $15,000,000 in the aggregate in any fiscal year, if the Total Leverage Ratio (on a pro forma basis after giving effect to such acquisition) is greater than 1.25 to 1.00 (but still subject to the aggregate $50,000,000 limitation set forth above), and provided further, that to the extent the Borrower consummates any public equity offering for common Capital Stock of the Borrower and so long as there exists no Default or Event of Default both before and after giving effect thereto, (A) the $300,000,000 limit set forth above shall be increased by the net cash proceeds of such equity offering actually received by the Borrower, and (B) so long as the Leverage Ratio is less than 1.25 to 1.00 both before and after giving effect to such transaction the cash portions permitted under subsection (ii) above may be increased by the net cash proceeds of such equity offering actually received by the Borrower, and provided further, that to the extent the Borrower reinvests Net Proceeds from asset sales in accordance with the terms of Section 2.05(a) hereof, such Net Proceeds shall be excluded from the monetary limitations set forth in this definition.

"Permitted Liens" means, as applied to any Person:

     (a) any Lien in favor of the Lenders to secure the Obligations hereunder;

     (b)  (i) Liens on real estate for real estate Taxes not yet delinquent,
(ii) Liens created by lease agreements, statute or common law to secure the payments of rental amounts and other sums not yet due thereunder, (iii) Liens on leasehold interests created by the lessor in favor of any mortgagee of the leased premises, and (iv) Liens for Taxes, assessments, governmental charges, levies or claims that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on such Person's books, but only so long as no foreclosure, restraint, sale or similar proceedings have been commenced with respect thereto;

     (c) Liens of carriers, warehousemen, mechanics, laborers and materialmen and other similar Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

     (d) Liens incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or similar legislation;

     (e) Easements, right-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person;

     (f) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that (i) such Person shall have established adequate reserves for such judgments or awards, (ii) such judgments or awards shall be fully insured and the insurer shall not have denied coverage, or (iii) such judgments or awards shall have been bonded to the satisfaction of the Majority Lenders; and

     (g)  Any Liens existing on the Closing Date which are described on
Schedule 8.03 hereto, and Liens resulting from the refinancing of the related Debt for Borrowed Money, provided that the Debt for Borrowed Money secured thereby shall not be increased and the Liens shall not cover additional assets of the Borrower, or any such Subsidiary.

     "Person" means an individual, partnership, joint venture, corporation, trust, Tribunal, unincorporated organization, and government, or any department, agency, or political subdivision thereof.

     "Plan" means a Single Employer Plan or a Multiple Employer Plan.

     "Pledge Agreement" means the Pledge Agreement of even date herewith, executed by the Borrower and any Subsidiary of the Borrower, granting a Lien on Capital Stock of each of the Borrower's Subsidiaries constituting Pledged Stock as security for the Obligations, substantially in the form of Exhibit J hereto, as such agreement may be amended, modified, renewed or extended from time to time, and "Pledge Agreement" shall also include each such pledge agreement pledging the Capital Stock of the Subsidiaries of the Borrower listed on Schedule 4.01(d) hereto, and all other Subsidiaries of the Borrower created or acquired from time to time, and all amendments, modifications, renewals and extensions to any thereof.

     "Pledged Stock" means all of the Capital Stock of all of the Subsidiaries of the Borrower.

     "Prohibited Transaction" has the meaning specified in Section 4975 of the Code or Section 406 of Title I of ERISA.

     "Property" means all types of real, personal, tangible, intangible, or mixed property, whether owned or hereafter acquired in fee simple or leased by the Borrower and its Subsidiaries.

     "Pro Rata" means, as to any Lender, in accordance with its percentage of the aggregate amount of outstanding Advances;

provided, however, that if no Advances are outstanding, such term means in
-------- --------
accordance with such Lender's Specified Percentage.

     "PUC" means any state regulatory agency or body that exercises jurisdiction over the rates or services or the ownership, construction or operation of any Network Facility or long distance telecommunications systems or over Persons who own, construction or operate a Network Facility or long distance telecommunications systems, in each case by reason of the nature or type of the business subject to regulation and not pursuant to laws and regulations of general applicability to Persons conducting business in such state.

     "Quarterly Date" means the last Business Day of each March, June, September and December during the term of this Agreement.

     "Ratable" means, as to any Lender, in accordance with its Specified Percentage.

     "Refinancing Advance" means any Advance which is used to pay the principal amount (or any portion thereof) of an Advance at the end of its Interest Period and which, after giving effect to such application, does not result in an increase in the aggregate amount of outstanding Advances.

     "Release Date" means the date on which the Notes have been paid, all other Obligations due and owing have been paid and performed in full, and the Commitment has been terminated.

     "Restricted Payments" means (a) any direct or indirect Distribution, dividend or other payment on account of any equity interest in, or shares of Capital Stock or other securities of, the Borrower and its Subsidiaries (or the establishment of any sinking fund or otherwise the setting aside of any funds with respect thereto); (b) any management, consulting or other similar fees, or any interest thereon, payable by the Borrower or any of its Subsidiaries to any Affiliate of the Borrower, or to any other Person other than an unrelated third party (or the establishment of any sinking fund or otherwise the setting aside of any funds with respect thereto), but specifically excluding full time employment contracts; and (c) loans or advances to employees and/or shareholders of the Borrower and its Subsidiaries, except advances to such employees for moving and travel expenses in the ordinary course of business.

     "Revolving Advance" means any Advance made under the Revolving Loan.

     "Revolving Loan" means the loan made by a Lender pursuant to Section 2.01(a) of this Agreement.

     "Rights" means rights, remedies, powers, and privileges.

     "Single Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, other than a Multiple Employer Plan of the Borrower.

     "Solvent" means, with respect to any Person, that on such date (a) the fair value of the Property of such Person is greater than the total amount of liabilities, including without limitation Contingent Liabilities of such Person, (b) the present fair salable value of the assets of such Person on a going concern basis is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's Property would constitute an unreasonably small capital.

     "Special Counsel" means the law firm of Donohoe, Jameson & Carroll, P.C., Dallas, Texas, or such other individual or firm acting as special counsel to Administrative Lender, as designated by Administrative Lender from time to time.

     "Specified Percentage" means, as to any Lender, the percentage indicated beside its name on the signature pages hereof, or as adjusted or specified in any Assignment and Acceptance or in any amendment to this Agreement.

     "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) 50% or more of:

          (a) the outstanding Capital Stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time Capital Stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency),

          (b) the interest in the capital or profits of such partnership or joint venture, or

          (c)  the beneficial interest of such trust or estate,

is at the time directly or indirectly owned by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's Subsidiaries.

     "Subsidiary Guaranty" means the Guaranty, executed by each Subsidiary of the Borrower, guarantying payment and performance of the Obligations, substantially in the form of Exhibit G attached hereto, as such agreement may
                             ---------
be amended, modified, renewed or extended from time to time, and each subsequent Guaranty in the form of Exhibit G here to executed by any newly
                                   ---------
acquired or created Subsidiary of the Borrower, as each such agreement may be amended, modified, renewed or extended from time to time.

     "Swingline Advance" means an Advance made under the Swingline Loan bearing interest at a per annum rate equal to the lesser of (a) the Highest Lawful Rate and (b) the sum of the Base Rate plus the Applicable Margin.

     "Swingline Commitment" means the lesser of (a) $5,000,000 and (b) the Commitment, minus the sum of (i) all outstanding Advances (both Swingline Advances and Revolving Advances), plus (ii) all outstanding Letters of Credit, plus (iii) all reimbursement obligations under Article III hereof.

     "Swingline Lender" means NationsBank of Texas, N.A.

     "Swingline Loan" means the loan made by the Swingline Lender pursuant to
Section 2.01(b) hereof.

     "Taxes" means all taxes, assessments, imposts, fees, or other charges at any time imposed by any Laws or Tribunal.

     "TDD" means Telco Development Group of Delaware, Inc., a Delaware corporation, 100% of the Capital Stock of which is owned by the Borrower.

     "TDD Billing Agreement" means the Billing and Information Management Service Agreement dated as of January 2, 1996 between TDD and the Borrower (as the same may be amended supplemented, modified or replaced from time to time and including any similar agreements entered into between TDD and the Borrower during the term of this Agreement) pursuant to which TDD will, upon submission to it of billing information for Borrower rated calls and in exchange for certain processing and other fees therein specified, process such billing information and act as the Borrower's agent to collect accounts receivable due to the Borrower from one or more LECs.

     "Total Debt" means all Debt for Borrowed Money of a Person which would be shown on a balance sheet in accordance with GAAP, including, without limitation, (a) Capital Lease obligations, (b) Debt of any other Person secured by a Lien on the property of the Borrower or any Subsidiary of the Borrower, (c) Contingent Liabilities and (d) Withdrawal Liability.

     "Total Leverage Ratio" means, on any date of determination, the ratio of
(a) Total Debt of the Borrower and its Subsidiaries (without duplication) on such date, to (b) Annualized EBITDA; provided that, for purposes of this calculation, financial information will be calculated as if all assets acquired on any date during the period of determination for Annualized EBITDA were acquired on the first day of such period of determination, and all assets sold on an date during such period were sold on the first day in such period.

     "Tribunal" means any state, commonwealth, federal, foreign, territorial, or other court or government body, subdivision, agency, department, commission, board, bureau, or instrumentality of a governmental body.

      "Type" refers to the distinction between Advances bearing interest at the Base Rate and LIBOR Rate.

      "UCC" means the Uniform Commercial Code as adopted in the State of Texas on the Closing Date.

     "Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

     1.02. Accounting and Other Terms. All accounting terms used in this Agreement which are not otherwise defined herein shall be construed in accordance with GAAP on a consolidated basis for the Borrower and its Subsidiaries, unless otherwise expressly stated herein. References herein to one gender shall be deemed to include all other genders. Except where the context otherwise requires, (a) definitions imparting the singular shall include the plural and vice versa and (b) all references to time are deemed to refer to Dallas time.


                     ARTICLE II.  THE LOAN FACILITY

     2.01.     The Loans.

     (a) Revolving Loan. Each Lender severally agrees, on the terms and subject to the conditions hereinafter set forth, to make Advances to the Borrower on a Business Day during the period from the Closing Date to the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding such Lender's Specified Percentage of the difference between the Commitment and the sum of (i) all outstanding Swingline Advances, plus (ii) the face amount of all outstanding Letters of Credit, plus (iii) reimbursement obligations under Article III hereof. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow the Advances; provided, however, that at no time shall the sum of (i) all outstanding Revolving Advances, plus (ii) the face amount of all outstanding Letters of Credit, plus (iii) reimbursement obligations under Article III hereof, plus
(iv) all outstanding Swingline Advances ever exceed the Commitment.

     (b) Swingline Loan. Subject to the conditions set forth in this Agreement, the Swingline Lender in its individual capacity agrees to make Swingline Advances to the Borrower from time to time prior to the Maturity Date in the aggregate principal amount at any one time outstanding not to exceed the Swingline Commitment; provided, that the sum of all outstanding Swingline Advances plus all outstanding Revolving Advances, plus the face amount of all outstanding Letters of Credit plus reimbursement obligations shall not exceed the Commitment. Subject to the foregoing, the Borrower may borrow, repay and reborrow Swingline Advances at any time prior to the Maturity Date.

     (c) Mandatory Revolving Advances. The Swingline Lender may, in its sole discretion on any date that is five days after the date of such Swingline Advance, give notice to the Lenders on any Business Day that such outstanding Swingline Advance shall be converted to a Revolving Advance (provided that such notice shall be deemed to have been automatically given upon the exercise of any of the remedies provided in Section 9.02 hereof) or upon the occurrence of a Default or an Event of Default under Section 9.01 hereof, in which case a Revolving Advance (each such Advance being herein referred to as a "Mandatory Borrowing") shall be made on the immediately succeeding Business Day from all Lenders pro rata based on each Lender's Specified Percentage, and the proceeds of such Revolving Advance shall be applied directly to repay such outstanding Swingline Advance. Each Lender hereby irrevocably agrees to make a Revolving Advance upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with any minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Article IV hereof are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing and (v) the aggregate amount of the Commitment at such time.

     If any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), each Lender hereby agrees that it shall forthwith purchase (as of the date on which the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Advances as shall be necessary to cause the Lenders to share in such Swingline Advances ratably based upon its Specified Percentage of the Commitment (determined before giving effect to any termination of the Revolving Commitment); provided that (i) all interest payable on the Swingline Advance shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participating Lender from and after such date and (ii) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Revolving Advances hereunder for each day thereafter.

     2.02.     Making Advances.

     (a) Each Borrowing of Advances shall be made upon the written notice of the Borrower, received by Administrative Lender not later than (i) 10:00 a.m. three Business Days prior to the date of the proposed Borrowing, in the case of Revolving Advances which are LIBOR Advances and (ii) 10:00 a.m. on the date of such Borrowing, in the case of Revolving Advances or Swingline Advances which are Base Advances. Each such notice of a Borrowing (a "Borrowing Notice") shall be by telecopy or telephone, promptly confirmed by letter, in substantially the form of Exhibit D hereto specifying therein:

          (i) the date of such proposed Borrowing, which shall be a Business Day;

          (ii) if such Advance is to be a Revolving Advance, the Type of Advances of which the Borrowing is to be comprised;

          (iii) the amount of such proposed Borrowing which, (A) in the case of Advances, shall not exceed the unused portion of the Commitment,
     (B) shall, in the case of a Borrowing of Base Advances under the Revolving Loan, be in an amount of not less than $100,000 or an integral multiple of $50,000 in excess thereof (or any lesser amount if such amount is the remaining undrawn portion under the Commitment), (C) shall, in the case of a Borrowing under the Revolving Loan of LIBOR Advances, be in an amount of not less than $500,000 or an integral multiple of $100,000 in excess thereof, or (d) in the case of a Borrowing of Swingline Advances, any dollar amount; and

          (iv) if the Borrowing under the Revolving Loan is to be comprised of LIBOR Advances, the duration of the initial Interest Period applicable to such Advances.

If the Borrowing Notice fails to specify the duration of the initial Interest Period for any Borrowing comprised of LIBOR Advances, such Interest Period shall be three months. Administrative Lender shall promptly notify Lenders of each such notice. Each Lender shall, before 1:00 p.m. on the date of each Advance under the Revolving Loan hereunder (other than a Refinancing Advance), make available to Administrative Lender, at its office at NationsBank Plaza, 901 Main Street, Dallas, Texas 75202, such Lender's Specified Percentage of the aggregate Advances to be made on that day in immediately available funds.

     (b) Unless any applicable condition specified in Article IV has not been satisfied, Administrative Lender will make the funds promptly available to the Borrower (other than with respect to a Refinancing Advance) by either (i) wiring such amounts pursuant to any wiring instructions, or (ii) depositing such amount in the account of the Borrower at the Administrative Lender, in each case as specified by the Borrower to the Administrative Lender in writing.

     (c) After giving effect to any Borrowing, (i) there shall not be more than five different Interest Periods in effect and (ii) the aggregate principal amount of outstanding Advances, Letters of Credit, and reimbursement obligations under Article III shall not exceed the Commitment.

     (d) No Interest Period applicable to any Advance shall extend beyond the Maturity Date.

     (e) Unless a Lender shall have notified Administrative Lender prior to the date of any Revolving Advance that it will not make available its Specified Percentage of any Revolving Advance, Administrative Lender may assume that such Lender has made the appropriate amount available in accordance with Section 2.02(a) hereof, and Administrative Lender may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent any Lender shall not have made such amount available to Administrative Lender, such Lender and the Borrower severally agree to repay to Administrative Lender immediately on demand such corresponding amount together with interest thereon, from the date such amount is made available to the Borrower until the date such amount is repaid to Administrative Lender, at (i) in the case of the Borrower, the Base Rate, and
(ii) in the case of such Lender, the Federal Funds Rate.

     (f) The failure by any Lender to make available its Specified Percentage of any Revolving Advance hereunder shall not relieve any other Lender of its obligation, if any, to make available its Specified Percentage of any Revolving Advance. In no event, however, shall any Lender be responsible for the failure of any other Lender to make available any portion of any Revolving Advance.

     (g) The Borrower shall indemnify each Lender against any Consequential Loss incurred by each Lender as a result of (i) any failure to fulfill, on or before the date specified for the Advance, the conditions to the Advance set forth herein or (ii) the Borrower's requesting that an Advance not be made on the date specified in the Borrowing Notice.

     2.03.     Evidence of Debt for Borrowed Money.

     (a) The Advances made by each Lender shall be evidenced by a Note in the amount of such Lender's Specified Percentage of the Commitment in effect on the Closing Date; provided, however, that Swingline Advances shall be evidenced by a Note evidencing the Swingline Loan payable to the Swingline Lender in the amount of $5,000,000.

     (b) Administrative Lender's and each Lender's records shall be presumptive evidence as to amounts owed Administrative Lender and such Lender under the Notes and this Agreement.

     2.04.     Optional Prepayments.

     (a) The Borrower may, upon at least two Business Days prior written notice to Administrative Lender stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of any Advances in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty other than any Consequential Loss; provided, however, that in the case of a prepayment of a Base Advance, the notice of prepayment may be given by telephone by 10:00 a.m. on the date of prepayment. Each partial prepayment shall, in the case of Base Advances under the Revolving Loan, be in an aggregate principal amount of not less than $100,000 or a larger integral multiple of $50,000 in excess thereof and, in the case of LIBOR Advances, be in an aggregate principal amount of not less than $500,000 or a larger integral multiple of $100,000 in excess thereof, and in the case of Base Rate Advances under the Swingline Loan, no minimum shall apply. If any notice of prepayment is given, the principal amount stated therein, together with accrued interest on the amount prepaid and the amount, if any, due under
Section 2.12 and Section 2.14 hereof, shall be due and payable on the date specified in such notice unless the Borrower revokes its notice, provided that, if the Borrower revokes its notice of prepayment prior to such date specified, the Borrower shall reimburse the Administrative Lender for the account of all

Lenders for all Consequential Losses suffered by each Lender as a result of the Borrower's failure to prepay. A certificate of each Lender claiming compensation under this Section 2.04(a), setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder shall be presumptive evidence of the validity of such claim.

     (b) No prepayments of Advances made solely pursuant to this Section 2.04 shall cause the Commitment to be reduced. Subject to Section 2.13(f) hereof, the Administrative Lender shall apply such prepayment as designated by the Borrower.

     2.05.     Mandatory Prepayments.

     (a) Asset Sales. To the extent that the Borrower or any of its Subsidiaries consummates any sale of any asset or any of its Properties other than in the ordinary course of business, then the Borrower and its Subsidiaries shall immediately use the Net Proceeds of any such transaction to repay the Obligations in the following order (i) first the principal amount of all Swingline Advances until payment in full (together with all accrued interest thereon), (ii) and then Revolving Advances hereunder (together with all accrued interest thereon), provided that, so long as there exists no Default or Event of Default prior to and after giving effect to any such sale or disposition, the Borrower may reinvest the Net Proceeds of all such sales and dispositions in acquisitions in accordance with the terms of Section 8.05(b) hereof so long as (A) the Borrower certifies to the Administrative Lender at the time of its receipt of all such Net Proceeds that such Net Proceeds are intended to be used within 12 months after the date of such sale or disposition to acquire telecommunication assets in accordance with the terms of this Agreement to be owned by a wholly owned Subsidiary of the Borrower, which certification shall set forth in general terms the plans for acquiring such telecommunication assets (including, to the extent possible, identification of the telecommunication assets to be acquired and the status of any negotiations), (B) to the extent any such Net Proceeds are held by the Borrower in excess of one year, the Borrower shall immediately prepay the Obligations as set forth above, and (C) to the extent there exists at any time an Event of Default prior to the consummation of any such acquisition, the Borrower shall immediately prepay the Obligations as set forth above. All prepayments made pursuant to this Section 2.05(a) shall be applied to reduce outstanding Advances.

     (b) Mandatory Prepayments, Generally. Any prepayments made pursuant to this Section 2.05 shall be first applied to Base Advances under the Swingline Loan, then to Base Advances under the Revolving Loan, and then to LIBOR Advances, without premium or penalty, except the Borrower must pay together with any such prepayments, any Consequential Losses.

     2.06.     Repayment.

     (a) LIBOR Advances. The principal amount of each LIBOR Advance is due and payable on the last day of the applicable Interest Period, which principal payment may be made by means of a Refinancing Advance (subject to the other provisions of this Agreement).

     (b) Commitment Reduction. On the date of a reduction of the Commitment pursuant to Section 2.11 hereof, the aggregate amount of outstanding Revolving Advances in excess of such Commitment as reduced shall be immediately due and payable, and the aggregate amount of outstanding Swingline Advances in excess of the Swingline Commitment as reduced shall be immediately due and payable (neither of such principal repayments may be made by means of Refinancing Advances).

     (c) Repayments, Generally. Any repayments made pursuant to this Section shall be applied in accordance with Section 2.13(f) hereof, without premium or penalty, except the Borrower must pay together with any such prepayments, any Consequential Losses.

     2.07. Interest. Subject to Section 2.08 and Section 11.08 hereof, the Borrower shall pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal shall be paid in full, on the outstanding (a) Swingline Advances at the Base Rate as set forth in subsection (i) below, and (b) Revolving Advances at either the Base Rate or LIBOR Rate as set forth in subsection (i) or (ii) below, as selected by the Borrower in accordance with Section 2.02 hereof and as follows:

          (i) Base Advances. Base Advances shall bear interest at a rate per annum equal to the Base Rate as in effect from time to time. If the amount of interest payable in respect of any interest computation period is reduced to the Highest Lawful Rate and the amount of interest payable in respect of any subsequent interest computation period would be less than Maximum Amount, then the amount of interest payable in respect of such subsequent interest computation period shall be automatically increased to the Maximum Amount; provided that at no time shall the aggregate amount by which interest paid has been increased pursuant to this sentence exceed the aggregate amount by which interest has been reduced pursuant to this sentence.

          (ii) LIBOR Advances. LIBOR Advances shall bear interest at the rate per annum equal to the LIBOR Rate applicable to such Advance.

          (iii) Payment Dates. Accrued and unpaid interest on Base Advances shall be paid quarterly in arrears on each Quarterly Date and on the Maturity Date. Accrued and unpaid interest in respect of each LIBOR Advance shall be paid on the last day of the appropriate Interest Period and on the date of any prepayment or repayment of such Advance; provided, however, that if any Interest Period for a LIBOR Advance exceeds three months, interest shall also be paid on the date which falls three months after the beginning of such Interest Period.

     2.08. Default Interest. During the continuation of any Event of Default, the Borrower shall pay, on demand, interest (after as well as before judgment to the extent permitted by Law) on the principal amount of all Advances outstanding and on all other Obligations due and unpaid hereunder at a per annum rate equal to the lesser of the (a) the Highest Lawful Rate and
(b) the Base Rate plus 2%. LIBOR Advances shall not be available for selection by the Borrower during the continuance of an Event of Default.

     2.09.     Continuation and Conversion Elections.

     (a) The Borrower may upon irrevocable written notice to Administrative Lender and subject to the terms of this Agreement:

          (i) elect to convert, on any Business Day, all or any portion of outstanding Revolving Advances which are Base Advances (in an aggregate amount not less than $500,000 or an integral multiple of $100,000 in excess thereof) into LIBOR Advances; or

          (ii) elect to convert at the end of any Interest Period therefor, all or any portion of outstanding Revolving

     Advances which are LIBOR Advances comprised in the same Borrowing (in an aggregate amount not less than $100,000 or an integral multiple of $50,000 in excess thereof) into Base Advances; or

          (iii) elect to continue, at the end of any Interest Period therefor, any Revolving Advances which are LIBOR Advances;

provided, however, that if the aggregate amount of outstanding LIBOR Advances comprised in the same Borrowing shall have been reduced as a result of any payment, prepayment or conversion of part thereof to an amount less than $500,000, the LIBOR Advances comprised in such Borrowing shall automatically convert into Base Advances at the end of each respective Interest Period.

     (b) The Borrower shall deliver a notice of conversion or continuation (a "Conversion or Continuation Notice"), in substantially the form of Exhibit E hereto, to Administrative Lender not later than 10:00 a.m. (i) three Business Days prior to the proposed date of conversion or continuation, if the Revolving Advances or any portion thereof are to be converted into or continued as LIBOR Advances; and (ii) on the Business Day of the proposed conversion, if the Revolving Advances or any portion thereof are to be converted into Base Advances.

     Each such Conversion or Continuation Notice shall be by telecopy or telephone, promptly confirmed by letter, specifying therein:

          (i)    the proposed date of conversion or continuation;

          (ii) the aggregate amount of Revolving Advances to be converted or continued;

          (iii)  the nature of the proposed conversion or continuation; and

          (iv)   the duration of the applicable Interest Period.

     (c) If, upon the expiration of any Interest Period applicable to LIBOR Advances, the Borrower shall have failed to select a new Interest Period to be applicable to such LIBOR Advances or if an Event of Default shall then have occurred and be continuing, the

Borrower shall be deemed to have elected to convert such LIBOR Advances into Base Advances effective as of the expiration date of such current Interest Period.

     (d) Notwithstanding any other provision contained in this Agreement, after giving effect to any conversion or continuation of any Advances, there shall not be outstanding Advances with more than five different Interest Periods.

     2.10.     Fees.

     (a) Facility Fee. Subject to Section 11.08 hereof, the Borrower shall pay to Administrative Lender (for the sole account of Administrative Lender) an origination and facility fee as set forth in any Fee Letters.

     (b) Commitment Fee. Subject to Section 11.08 hereof, the Borrower shall pay to Administrative Lender for the Ratable account of Lenders a commitment fee (the "Commitment Fee") on the average daily amount of the difference between (i) the Commitment and (ii) the sum of (A) all outstanding Revolving Advances and (B) the face amount of all outstanding Letters of Credit, at the per annum rate of 0.25%, payable in arrears on each Quarterly Date commencing with the first Quarterly Date after the Closing Date, and continuing until the Maturity Date.

     (c) Other Fees. Borrower shall pay to Administrative Lender and the Lenders such other fees as set forth in any Fee Letter addressed to the Administrative Lender or any Lender.

     2.11.     Reduction of Commitment.

     (a) Mandatory Termination of the Commitment. The Commitment shall be reduced to zero and terminate on the Maturity Date.

     (b) Mandatory Reduction Due to Asset Sales. The Commitment shall be reduced automatically in an amount equal to 100% of the Net Proceeds received by Borrower or any of its Subsidiaries from the sale of assets other than in the ordinary course of business, provided that, so long as there exists no Default or Event of Default both before and after giving effect to such sale or disposition, the Borrower may reinvest the Net Proceeds of all such sales and dispositions in acquisitions permitted by Section 8.05(b) hereof and the Commitment will not be reduced so long as (A) the Borrower certifies to the Administrative Lender at the time of its receipt of all such Net Proceeds that such Net Proceeds are intended to be used within 12 months after the date of such sale or disposition to acquire telecommunication assets in accordance with the terms of this Agreement to be owned by a wholly owned Subsidiary of the Borrower, which certification shall set forth in general terms the plans for acquiring such telecommunication assets (including, to the extent possible, identification of the telecommunication assets to be acquired and the status of any negotiations),
(B) to the extent any such Net Proceeds are held by the Borrower in excess of one year, the Commitment shall immediately and automatically reduce by such amount as set forth above, and (C) to the extent there exists at any time an Event of Default prior to the consummation of any such acquisition, the Commitment shall be immediately and automatically reduced in the amount of such Net Proceeds.

     (c) Voluntary Commitment Reductions. The Borrower may from time to time, upon notice to Administrative Lender not later than 1:00 p.m., five Business Days in advance, terminate in whole or reduce in part the Commitment, as designated by the Borrower; provided, however, that the Borrower shall pay the accrued interest and the applicable accrued Commitment Fee on the amount of such reduction and all amounts due, and any partial reduction shall be in an aggregate amount which is an integral multiple of $5,000,000.

     (d) Commitment Reductions, Generally. To the extent outstanding Advances exceed the Commitment after any reduction thereof, the Borrower shall repay, on the date of such reduction, any such excess amount and all accrued interest thereon, the applicable Commitment Fee on the amount of such reduction and all amounts due. Once reduced or terminated, the Commitment may not be increased or reinstated.

     2.12. Funding Losses. The Borrower may prepay the outstanding principal balance of any Advance, in full at any time or in part from time to time in accordance with the terms of Section 2.04 hereof, provided, that as a condition precedent to the Borrower's right to make, and any Lender's obligation to accept, any such prepayment, each such prepayment shall be in the amount of 100% of the principal amount to be prepaid, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Administrative Lender and Lenders under the Loan Papers on or before the prepayment date but have not been paid, plus (subject to Section
11.08 hereof) any Consequential Loss.

     The Borrower agrees that each Lender is not obligated to actually reinvest the amount prepaid in any specific obligation as a condition to receiving any Consequential Loss, or otherwise.

     2.13.     Computations and Manner of Payments.

     (a) The Borrower shall make each payment hereunder and under the other Loan Papers not later than 1:00 p.m. on the day when due in same day funds (by wire transfer or otherwise) to Administrative Lender, for the account of Lenders unless otherwise specifically provided herein, at Administrative Lender's office at NationsBank Plaza, 901 Main Street, Dallas, Texas 75202, for further credit to the account of Telco Communications Group, Inc. No later than the end of each day when each payment hereunder is made, the Borrower shall notify Loan Operations at (214) 508-9192 or such other Person as Administrative Lender may from time to time specify.

     (b) Unless Administrative Lender shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make payment in full, Administrative Lender may assume that such payment is so made on such date and may, in reliance upon such assumption, make distributions to Lenders. If and to the extent the Borrower shall not have made such payment in full, each Lender shall repay to Administrative Lender forthwith on demand the applicable amount distributed, together with interest thereon at the Federal Funds Rate, from the date of distribution until the date of repayment. The Borrower hereby authorizes each Lender, if and to the extent payment is not made when due hereunder, to charge the amount so due against any account of the Borrower with such Lender.

     (c) Subject to Section 11.08 hereof, interest on LIBOR Advances under the Loan Papers shall be calculated on the basis of actual days elapsed but computed as if each year consisted of 360 days. Subject to Section 11.08 hereof, interest on Base Advances, the Commitment Fee and other amounts due under the Loan Papers shall be calculated on the basis of actual days elapsed but computed as if each year consisted of 365 or 366 days, as applicable.
Such computations shall be made including the first day but excluding the last day occurring in the period for which such interest, payment or Commitment Fee is payable. Each determination by Administrative Lender or a Lender of an interest rate, fee or commission hereunder shall be presumptive evidence of the validity of such claim. All payments under the Loan Papers shall be made in United States dollars, and without setoff, counterclaim, or other defense.

     (d) Whenever any payment to be made hereunder or under any other Loan Papers shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, if applicable; provided, however, if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     (e) Reference to any particular index or reference rate for determining any applicable interest rate under this Agreement is for purposes of calculating the interest due and is not intended as and shall not be construed as requiring any Lender to actually obtain funds for any Advance at any particular index or reference rate.

     (f) Notwithstanding anything in this Agreement to the contrary, all payments received by the Administrative Lender from the Borrower shall be applied as follows:

          (i) Except as stated in Section 2.05 hereof, so long as there then exists no Event of Default, the Administrative Lender shall apply all such payments as between the Revolving Loan and the Swingline Loan as directed by the Borrower and, in the absence of any direction by the Borrower, first to any amounts due and payable under the Swingline Loan, and secondly to reduce the outstanding Advances under the Revolving Loan in accordance with each Lender's Specified Percentage.

          (ii) If there then exists an Event of Default, notwithstanding any direction by the Borrower, the Administrative Lender shall apply all such payments received by it from the Borrower to reduce the Revolving Loans and the Swingline Loans ratably in accordance with each Lender's percentage of all outstanding Advances, provided that, for purposes of determining the total of Revolving Advances, all Swingline Advances shall be treated as if such Advances have been converted to Revolving Advances, whether such conversion had occurred or not.

     2.14.     Yield Protection; Changed Circumstances.

     (a) If any Lender determines that either (i) the adoption, after the date hereof, of any Applicable Law, rule, regulation or guideline regarding capital adequacy and applicable to commercial banks or financial institutions generally or any change therein, or any change, after the date hereof, in the interpretation or administration thereof by any Tribunal, central bank or comparable agency charged with the interpretation or administration thereof, or (ii) compliance by any Lender (or Lending Office of any Lender) with any request or directive made after the date hereof applicable to commercial banks or financial institutions generally regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency has the effect of reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, within fifteen days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will adequately compensate such Lender for such reduction. Each Lender will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section 2.14(a) as promptly as practicable after such Lender obtains actual knowledge of such event; provided, no Lender shall be liable for its failure or the failure of any other Lender to provide such notification. A certificate of such Lender claiming compensation under this Section 2.14(a), setting forth in reasonable detail the calculation of the additional amount or amounts to be paid to it hereunder and certifying that such claim is consistent with such Lender's treatment of similar customers having similar provisions generally in their agreements with such Lender shall be presumptive evidence of the validity of such claim. Each Lender shall use reasonable efforts to mitigate the effect upon the Borrower of any such increased costs payable to such Lender under this Section 2.14(a).

     (b) If, after the date hereof, any Tribunal, central bank or other comparable authority, at any time imposes, modifies or deems applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Lender, or imposes on any Lender any other condition affecting a LIBOR Advance, the Notes, or its obligation to make a LIBOR Advance, or imposes on any Lender any other condition affecting a Letter of Credit; and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining its Letter of Credit, LIBOR Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under the Notes, the Letters of Credit or reimbursement obligations by an amount deemed by such Lender, to be material, then, within five days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction. Each Lender will (i) notify the Borrower of any event occurring after the date of this Agreement that entitles such Lender to compensation pursuant to this Section 2.14(b), as promptly as practicable after such Lender obtains actual knowledge of the event; provided, no Lender shall be liable for its failure or the failure of any other Lender to provide such notification and (ii) use good faith and reasonable efforts to designate a different Lending Office for LIBOR Advances, of such Lender if the designation will avoid the need for, or reduce the amount of, the compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender. A certificate of such Lender claiming compensation under this Section 2.14(b), setting forth in reasonable detail the computation of the additional amount or amounts to be paid to it hereunder and certifying that such claim is consistent with such Lender's treatment of similar customers having similar provisions generally in their agreements with such Lender shall be presumptive evidence of the validity of such claim. If such Lender demands compensation under this Section 2.14(b), the Borrower may at any time, on at least five Business Days' prior notice to such Lender (i) repay in full the then outstanding principal amount of LIBOR Advances, of such Lender, together with accrued interest thereon, or (ii) convert the LIBOR Advances to Base Advances in accordance with the provisions of this Agreement; provided, however, that the Borrower shall be liable for the Consequential
-------- --------
Loss arising pursuant to those actions.

     (c) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation or administration of any Law shall make it unlawful, or any central bank or other Tribunal shall assert that it is unlawful, for a Lender to perform its obligations hereunder to issue or maintain Letters of Credit, make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower, (i) each LIBOR Advance will automatically, upon such demand, convert into a Base Advance, (ii) the obligation of such Lender to make, or to convert Advances into, LIBOR Advances shall be suspended until such Lender notifies Administrative Lender and the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist, and (iii) the obligation of such Lender to make or maintain Letters of Credit shall be suspended until such Lender notifies Administrative Lender and the Borrower that such Lender has determined that the circumstances causing such suspension no longer exist.

     (d) Upon the occurrence and during the continuance of any Default or Event of Default, (i) each LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Advance and
(ii) the obligation of each Lender to make, or to convert Advances into, LIBOR Advances shall be suspended.

     (e) If any Lender notifies Administrative Lender that the LIBOR Rate for any Interest Period for any LIBOR Advances will not adequately reflect the cost to such Lender of making, funding or maintaining LIBOR Advances for such Interest Period, Administrative Lender shall promptly so notify the Borrower, whereupon (i) each such LIBOR Advance will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Advance and
(ii) the obligation of such Lender to make, or to convert Advances into, LIBOR Advances shall be suspended until such Lender notifies Administrative Lender that such Lender has determined that the circumstances causing such suspension no longer exist and Administrative Lender notifies the Borrower of such fact.

     (f) Failure on the part of any Lender to demand compensation for any increased costs, increased capital or reduction in amounts received or receivable or reduction in return on capital pursuant to this Section 2.14 with respect to any period shall not constitute a waiver of any Lender's right to demand compensation with respect to such period or any other period, subject, however, to the limitations set forth in this Section 2.14.

     (g) The obligations of the Borrower under this Section 2.14 shall survive any termination of this Agreement, provided that, in no event shall the Borrower be required to make a payment under this Section 2.14 with respect to any event of which the Lender making such claim had knowledge more than twelve months prior to demand for such payment.

     (h) Determinations by Lenders for purposes of this Section 2.14 shall be presumptively correct. Any certificate delivered to the Borrower by a Lender pursuant to this Section 2.14 shall include in reasonable detail the basis for such Lender's demand for additional compensation and a certification that the claim for compensation is consistent with such Lender's treatment of similar customers having similar provisions generally in their agreements with such Lender.

     (i) Notwithstanding any other provision of this Agreement, no Lender not organized under the Laws of the United States or any State (or which has a Bank Affiliate not organized under the Laws of the United States or any State) shall be entitled to compensation pursuant to this Section 2.14 with respect to any amount which would otherwise be due under this Section 2.14 but which is the result of an act of a Tribunal of the country in which such Lender or Bank Affiliate is organized.

     2.15. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower shall use such proceeds) solely (a) on the Closing Date, to refinance existing indebtedness of the Borrower, (b) for Permitted Acquisitions, (c) for Capital Expenditures permitted under the terms of this Agreement, (d) for working capital and (e) for other lawful corporate purposes.

     2.16.     Collateral and Collateral Call.

     (a) Collateral. Payment of the Obligations will be secured by (i) a first perfected security interest in 100% of the Capital Stock of the Subsidiaries of the Borrower and (ii) Guaranties of the Obligations by each Guarantor (collectively, together with all other Properties or assets of the Borrower, Subsidiaries and other Persons securing the Obligations from time to time, the "Collateral"). The Borrower agrees that it will, and will cause its Subsidiaries to execute and deliver, or cause to be executed and delivered, such documents as the Administrative Lender may from time to time reasonably request to create and perfect a first Lien for the benefit of the Administrative Lender and the Lenders in the Collateral.

     (b) Collateral Call. The Borrower agrees upon the creation, formation or acquisition of any direct or indirect Subsidiary of the Borrower, to immediately pledge 100% of the Capital Stock of any such Subsidiary to secure the Obligations, pursuant to a pledge agreement substantially in the form of Exhibit J hereto, and to promptly deliver to the Administrative Lender all certificates or other documentation evidencing 100% of such Capital Stock and, if such Capital Stock is stock of a corporation, together with stock powers executed in blank.

     2.17. Replacement Lenders. At any time within sixty days after (a) any payment by the Borrower of any amount pursuant to Section 2.14 hereof that the Borrower reasonably deems to be material, or (b) any failure of any Lender to make any Advance under Section 4.02 hereof that each other Lender has made, the Borrower, by writing addressed to the Administrative Lender and each Lender that requested the payment of such amount or refused to make an Advance, may nominate or propose an Eligible Transferee that is willing to become the assignee of the Commitment and other obligations of such Lender (a "Replacement Lender") pursuant to Section 11.04 hereof, and within fifteen Business Days after receipt of such proposal from the Borrower, each such Lender shall execute and deliver to the Administrative Lender an Assignment and Acceptance of its entire Commitment in favor of the proposed Replacement Lender in accordance with Section 11.04 hereof unless, prior to the expiration of such period, the Administrative Lender shall have notified the Borrower and such Lender that the proposed Replacement Lender is not reasonably acceptable to the Administrative Lender; provided, that in no event will (i) any Lender
                              --------
be required to enter into an Assignment and Acceptance at a price less than par plus accrued interest and prorated fees and other costs due hereunder to the effective date thereof, (ii) the Administrative Lender or any Lender be obligated to assist the Borrower in identifying any Eligible Transferees that are willing to become such a Replacement Lender or (iii) any such assignment
be required if consummation conflicts with any Applicable Law.   The remedy
provided herein is in addition to, and not in lieu of any other rights or remedies, in law or equity, that the Borrower may have against a Lender in connection with any breach of this Agreement referenced in this Section.


                      ARTICLE III.  LETTERS OF CREDIT

     3.01.     Issuance of Letters of Credit.    The Borrower shall give the
Administrative Lender not less than five Business Days prior written notice of a request for the issuance of a Letter of Credit, and the Administrative Lender shall promptly notify each

Lender of such request. Upon receipt of the Borrower's properly completed and duly executed Applications, and subject to the terms of such Applications and to the terms of this Agreement, the Administrative Lender agrees to issue Letters of Credit on behalf of the Borrower in an aggregate face amount not in excess of the lesser of (a) Letter of Credit Commitment and (b) the remainder of the Commitment minus the sum of all outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit. No Letter of Credit shall have a maturity extending beyond the earliest of (i) the Maturity Date, or
(ii) one year from the date of its issuance, or (iii) such earlier date as may be required to enable the Borrower to satisfy its repayment obligations under
Section 2.06 hereof. Subject to such maturity limitations and so long as no Default or Event of Default has occurred and is continuing or would result from the renewal of a Letter of Credit, the Letters of Credit may be renewed by the Administrative Lender in its discretion. The Lenders shall participate ratably in any liability under the Letters of Credit and in any unpaid reimbursement obligations of the Borrower with respect to any Letter of Credit in their Specified Percentages. The amount of the Letters of Credit issued and outstanding and the unpaid reimbursement obligations of the Borrower for such Letters of Credit shall reduce the amount of Commitment available, so that at no time shall the sum of (i) all outstanding Advances in the aggregate, plus (ii) the aggregate face amount of all outstanding Letters of Credit, plus (iii) (without duplication) all outstanding reimbursement obligations related to Letters of Credit, exceed the Commitment, and at no time shall the sum of all Advances by any Lender made plus its ratable share of amounts available to be drawn under the Letters of Credit and the unpaid reimbursement obligations of the Borrower in respect of such Letters of Credit exceed its Specified Percentage of the Commitment.

     3.02. Letters of Credit Fee. In consideration for the issuance of each Letter of Credit, the Borrower shall pay to (a) the Administrative Lender for its sole account, an application and processing fee in the amount of the higher of (i) $300.00 and (ii) the product of 1/8th of 1% multiplied by the face amount of such Letter of Credit on each Letter of Credit, due and payable on the date of issuance of each Letter of Credit, and (b) the Administrative Lender for the account of the Administrative Lender and the Lenders in accordance with their Specified Percentages, a per annum fee for each Letter of Credit equal to the higher of (i) $300.00 and (ii) the product of the Applicable Margin for LIBOR Advances in effect on the date of issuance of each such Letter of

Credit multiplied by the face amount of each such Letter of Credit. Each fee for each Letter of Credit under subsection (b) above shall be due and payable to the Administrative Lender quarterly as it accrues, on each Quarterly Date during the term of the Letter of Credit and on the expiration or renewal and/or extension of each such Letter of Credit, beginning with the first such Quarterly Date after the issuance of each Letter of Credit and ending on the expiration date of each such Letter of Credit.

     3.03.     Reimbursement Obligations.

     (a) The Borrower hereby agrees to reimburse Administrative Lender immediately upon demand by Administrative Lender, and in immediately available funds, for any payment or disbursement made by Administrative Lender under any Letter of Credit. Payment shall be made by the Borrower with interest on the amount so paid or disbursed by Administrative Lender from and including the date payment is made under any Letter of Credit to and including the date of payment, at the lesser of (i) the Highest Lawful Rate, and (ii) the sum of the Base Rate in effect from time to time plus 2% per annum; provided, however, that if the Borrower would be permitted under the terms of Section 2.01,
Section 2.02 and Section 4.02 to borrow Advances in amounts at least equal to their reimbursement obligation for a drawing under any Letter of Credit, a Base Advance by each Lender, in an amount equal to such Lender's Specified Percentage, shall automatically be deemed made on the date of any such payment or disbursement made by Administrative Lender in the amount of such obligation and subject to the terms of this Agreement.

     (b) The Borrower hereby also agrees to pay to Administrative Lender immediately upon demand by Administrative Lender and in immediately available funds, as security for their reimbursement obligations in respect of the Letters of Credit under Section 3.03(a) hereof and any other amounts payable hereunder and under the Notes, an amount equal to the aggregate amount available to be drawn under Letters of Credit then outstanding, irrespective of whether the Letters of Credit have been drawn upon, upon an Event of Default. Any such payments shall be deposited in a separate account designated "Telco Special Account" or such other designation as Administrative Lender shall elect. All such amounts deposited with Administrative Lender shall be and shall remain funds of the Borrower on deposit with Administrative Lender and may be invested by Administrative Lender as Administrative Lender shall determine. Such amounts may not be used by Administrative Lender to pay the drawings under the Letters of Credit; however, such amounts may be used by Administrative Lender as reimbursement for Letter of Credit drawings which Administrative Lender has paid. If any amounts in the Telco Special Account shall have been deposited upon the occurrence of an Event of Default only and such Event of Default shall have been subsequently cured or waived and no other Event of Default exists, the Borrower shall be relieved of its obligations under this Section 3.03(b) until an Event of Default once again occurs. During the existence of an Event of Default but after the expiration of any Letter of Credit that was not drawn upon, the Borrower may direct the Administrative Lender to use any cash collateral for any such expired Letter of Credit, if any, to reduce the amount of the Obligations. Any amounts remaining in the Telco Special Account, after the date of the expiration of all Letters of Credit and after all Obligations have been paid in full, shall be repaid to the Borrower promptly after such expiration and such payment in full.

     (c) The obligations of the Borrower under this Section 3.03 will continue until all Letters of Credit have expired and all reimbursement obligations with respect thereto have been paid in full by the Borrower and until all other Obligations shall have been paid in full.

     (d) The Borrower shall be obligated to reimburse Administrative Lender upon demand for all amounts paid under the Letters of Credit as set forth in
Section 3.03(a) hereof; provided, however, if the Borrower for any reason fails to reimburse Administrative Lender in full upon demand, whether by borrowing Advances to pay such reimbursement obligations or otherwise, the Lenders shall reimburse Administrative Lender in accordance with each Lender's Specified Percentage for amounts due and unpaid from the Borrower as set forth in Section 3.04 hereof; provided, however, that no such reimbursement made by the Lenders shall discharge the Borrower's obligations to reimburse Administrative Lender.

     (e) The Borrower shall indemnify and hold Administrative Lender or any Lender, its officers, directors, representatives and employees harmless from loss for any claim, demand or liability which may be asserted against Administrative Lender or such indemnified party in connection with actions taken under the Letters of Credit or in connection therewith (INCLUDING LOSSES RESULTING FROM THE NEGLIGENCE OF ADMINISTRATIVE LENDER OR SUCH INDEMNIFIED PARTY), and shall pay Administrative Lender for reasonable fees of attorneys (who may be employees of Administrative Lender) and legal costs paid or incurred by Administrative Lender in connection with any matter related to the Letters of Credit, except for losses and liabilities incurred as a direct result of the gross negligence or willful misconduct of Administrative Lender or such indemnified party. If the Borrower for any reason fails to indemnify or pay Administrative Lender or such indemnified party as set forth herein in full, the Lenders shall indemnify and pay Administrative Lender upon demand, in accordance with each Lender's Specified Percentage of such amounts due and unpaid from the Borrower. The provisions of this Section 3.03(e) shall survive the termination of this Agreement.

     3.04. Lenders' Obligations. Each Lender agrees, unconditionally and irrevocably to reimburse Administrative Lender (to the extent Administrative Lender is not otherwise reimbursed by the Borrower in accordance with Section 3.03(a) hereof) on demand for such Lender's Specified Percentage of each draw paid by Administrative Lender under any Letter of Credit. All amounts payable by any Lender under this subsection shall include interest thereon at the Federal Funds Rate, from the date of the applicable draw to the date of reimbursement by such Lender. No Lender shall be liable for the performance or nonperformance of the obligations of any other Lender under this Section. The obligations of the Lenders under this Section shall continue after the Maturity Date and shall survive termination of any Loan Papers.

     3.05.     Administrative Lender's Obligations.

     (a) Administrative Lender makes no representation or warranty, and assumes no responsibility with respect to the validity, legality, sufficiency or enforceability of any Application or any document relative thereto or to the collectibility thereunder. Administrative Lender assumes no responsibility for the financial condition of the Borrower and its Subsidiaries or for the performance of any obligation of the Borrower. Administrative Lender may use its discretion with respect to exercising or refraining from exercising any rights, or taking or refraining from taking any action which may be vested in it or which it may be entitled to take or assert with respect to any Letter of Credit or any Application.

     (b) Except as set forth in subsection (c) below, Administrative Lender shall be under no liability to any Lender, with respect to anything the Administrative Lender may do or refrain from doing in the exercise of its judgment, the sole liability and responsibility of Administrative Lender being to handle each Lender's share on as favorable a basis as Administrative Lender handles its own share and to promptly remit to each Lender its share of any sums received by Administrative Lender under any Application. Administrative Lender shall have no duties or responsibilities except those expressly set forth herein and those duties and liabilities shall be subject to the limitations and qualifications set forth herein.

     (c) Neither Administrative Lender nor any of its directors, officers, or employees shall be liable for any action taken or omitted (whether or not such action taken or omitted is expressly set forth herein) under or in connection herewith or any other instrument or document in connection herewith, except for gross negligence or willful misconduct, and no Lender waives its right to institute legal action against Administrative Lender for wrongful payment of any Letter of Credit due to Administrative Lender's gross negligence or willful misconduct. Administrative Lender shall incur no liability to any Lender, the Borrower or any Affiliate of the Borrower or Lender in acting upon any notice, document, order, consent, certificate, warrant or other instrument reasonably believed by Administrative Lender to be genuine or authentic and to be signed by the proper party.


                   ARTICLE IV.  CONDITIONS PRECEDENT

     4.01. Conditions Precedent to Closing and the Initial Advance. The obligation of each Lender to sign this Agreement and to make the initial Advance is subject to receipt by the Administrative Lender of each of the following, in form and substance satisfactory to the Administrative Lender, with a copy (except for the Notes) for each Lender:

     (a) A loan certificate of the Borrower certifying as to the accuracy of its representations and warranties in the Loan Papers, certifying that no Default or Event of Default has occurred, and including a certificate of incumbency with respect to each Authorized Officer, and including (i) a copy of the Articles of Incorporation of the Borrower and each of its Subsidiaries, certified to be true, complete and correct by the secretary of state of each such Person's respective state of incorporation, (ii) a copy of the By-Laws of the Borrower and each of its Subsidiaries, as in effect on the Closing Date,
(iii) a copy of the resolutions
of the Borrower and each of its Subsidiaries authorizing them to execute, deliver and perform this Agreement, the Notes and the other Loan Papers to which each of them is a party, (iv) a copy of each Material Contract of the Borrower and each Subsidiary of the Borrower, certified to be true, complete and correct by an Authorized Officer, and (v) a copy of a certificate of good standing and a certificate of existence for the Borrower's and each of its Subsidiaries' state of incorporation and each state in which they are or should be qualified to do business;

     (b) duly executed Notes, payable to the order of each Lender and in an amount for each Lender equal to its Specified Percentage of the Commitment;

     (c) a duly executed Note, payable to the order of the Swingline Lender in the principal amount of $5,000,000;

     (d) duly executed and completed pledge agreement by the Borrower and any Subsidiary of the Borrower, substantially in the form of the Pledge Agreement, pledging not less than 100% of the Capital Stock of each Subsidiary of the Borrower (other than the nine Subsidiaries of the Borrower listed on Schedule 4.01(d) hereto), to the Administrative Lender on behalf of Lenders to secure the Obligations, together with the Pledged Stock being pledged on the Closing Date and stock powers duly executed in blank by the Borrower;

     (e) a duly executed and completed Subsidiary Guaranty of the Obligations executed by each of the Subsidiaries of the Borrower;

     (f) all other Loan Papers to be delivered on the Closing Date duly executed and completed, dated as of the Closing Date;

     (g) UCC-11 searches of the Borrower and all of its Subsidiaries in each state in which any such Person is operating, together with copies of all financing statements filed against the Borrower or any Subsidiary of the Borrower, as debtor;

     (h) opinions of (i) corporate counsel to the Borrower and each Subsidiary of the Borrower, addressed to the Administrative Lender on behalf of the Lenders and in form and substance satisfactory to the Lenders, dated the Closing Date and (ii) special FCC, PUC and telecommunications counsel to the Borrower and each Subsidiary of the Borrower in form and substance satisfactory to the Lenders, dated the Closing Date;

     (i) copies of insurance binders or certificates covering the assets of the Borrower and each of its Subsidiaries, and meeting the requirements of
Section 6.05 hereof;

     (j) reimbursement for Administrative Lender of its reasonable fees and expenses and for Special Counsel's reasonable fees and expenses rendered through the date hereof;

     (k) evidence that all corporate proceedings of the Borrower and each Subsidiary of the Borrower taken in connection with the transactions contemplated by this Agreement and the other Loan Papers shall be reasonably satisfactory in form and substance to the Lenders and Special Counsel; and the Lenders shall have received copies of all documents or other evidence which the Administrative Lender, Special Counsel or any Lender may reasonably request in connection with such transactions;

     (l) copies of the following financial statements for the Borrower and its consolidated Subsidiaries, as of and for the period ended December 31, 1995 and September 30, 1996; (i) balance sheets as of the end of such period, and (ii) statements of income and changes in cash for such period; all in reasonable detail and certified by an Authorized Officer to the best of his knowledge to present fairly in all material respects the consolidated financial position of the Borrower and its consolidated Subsidiaries and the results of operations for the period then ended and, except as noted therein, to be in accordance with GAAP (other than footnotes thereto);

     (m) a duly completed Compliance Certificate evidencing no Default or Event of Default as of the Closing Date;

     (n) all operating assets of the Borrower must be transferred to the Subsidiaries of the Borrower (subject to those assets listed on Schedule 4.01(n) hereto), and the Borrower shall be primarily a holding company for the stock of the Subsidiaries of the Borrower; and

     (o) in form and substance satisfactory to the Lenders and Special Counsel, such other documents, instruments and certificates as the Administrative Lender or any Lender may reasonably require in connection with the transactions contemplated hereby, including without limitation the status, organization or authority of the Borrower or any Subsidiary of the Borrower, and the enforceability of and security for the Obligations.

     4.02.     Conditions Precedent to All Advances and Letters of Credit.
The obligation of each Lender to make each Advance hereunder (except each Refinancing Advance) and the obligation of the Administrative Lender to issue any Letter of Credit shall be subject to the further conditions precedent that on the date of such Advance or such issuance of such Letter of Credit:

     (a) All of the representations and warranties of the Borrower under this Agreement shall be true and correct at such time in all material respects, both before and after giving effect to the application of the proceeds of the Advance or the issuance of the Letter of Credit, except those representations and warranties that specifically speak as of a particular date;

     (b) The incumbency of the Authorized Officers shall be as stated in the certificate of incumbency delivered in the Borrower's loan certificate pursuant to Section 4.01(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Lender. The Lenders may, without waiving this condition, consider it fulfilled and a representation by the Borrower made to such effect if no written notice to the contrary, dated on or before the date of such Advance or the issuance of such Letter of Credit, is received by the Administrative Lender from the Borrower prior to the making of such Advance or such Letter of Credit;

     (c) There shall not exist a Default or an Event of Default hereunder and none shall exist as a result of making any such Advance or such Letter of Credit, and the Administrative Lender shall have received written or telephonic certification thereof by an Authorized Officer (which certification, if telephonic, shall be followed promptly by written certification);

     (d) No event shall occurred that could have a Material Adverse Effect since November 13, 1996;

     (e) In the case of each Letter of Credit, Borrower shall have delivered to the Administrative Lender a duly executed and complete Application acceptable to Administrative Lender; and

     (f) The aggregate outstanding Advances, after giving effect to such proposed Advance, plus the sum of the face amount of all outstanding Letters of Credit plus all reimbursement obligations under Article III hereof, shall not exceed the Commitment.

              ARTICLE V.  REPRESENTATIONS AND WARRANTIES

     5.01. Representations and Warranties. The Borrower hereby represents and warrants to each Lender as follows:

     (a) The respective jurisdictions of incorporation and percentage ownership of the Subsidiaries of the Borrower on the Closing Date and listed on Schedule 5.01(a) hereto are true and correct. Each of the Borrower and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its state of organization. Each of the Borrower and its Subsidiaries has the corporate power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted. Each of the Borrower and its Subsidiaries is duly qualified, in good standing and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization, except where the failure to so qualify would not have a Material Adverse Effect.

     (b) The Borrower has corporate power and has taken all necessary corporate action to authorize it to borrow hereunder. Each of the Borrower and its Subsidiaries has corporate power and has taken all necessary corporate action to execute, deliver and perform the Loan Papers to which it is party in accordance with the terms thereof, and to consummate the transactions contemplated thereby. Each Loan Paper has been duly executed and delivered by the Borrower or such Subsidiary executing it. Each of the Loan Papers to which the Borrower, and its Subsidiaries are party is a legal, valid and binding respective obligation of the Borrower or such Subsidiary, as applicable, enforceable in accordance with its terms, subject, to enforcement of remedies, to the following qualifications: (i) equitable principles generally, and (ii) bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency or similar event of the Borrower or any Subsidiary of the Borrower).

     (c) The execution, delivery and performance by the Borrower and its Subsidiaries of the other Loan Papers to which they are respectively a party, and the consummation of the transactions contemplated thereby, do not and will not (i) require any consent or approval not already obtained, (ii) violate any Applicable Law, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or by-laws of the Borrower or any Subsidiary of the Borrower, or under any material License, indenture, agreement or other instrument, to which the Borrower or any Subsidiary of the Borrower is a party or beneficiary of, or by which they or their respective Properties may be bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any Subsidiary of the Borrower, except Permitted Liens.

     (d) The Borrower and its Subsidiaries are primarily engaged in the operation of long distance telephone service and pursuing activities related thereto.

     (e) On the Closing Date, all material Licenses have been duly authorized and obtained, and are in full force and effect. The Borrower and its Subsidiaries are and will continue to be in compliance in all material respects with all provisions thereof. On the Closing Date, no material License is the subject of any pending or, to the best of the Borrower's knowledge, threatened challenge or revocation. After the Closing Date, no material License is the subject of any pending or, to the best of the Borrower's knowledge, threatened challenge or revocation, which such event could have a Material Adverse Effect. The Borrower and its Subsidiaries are not required to obtain any material License that has not already been obtained from, or effect any material filing or registration that has not already been effected with, the FCC, any applicable PUC or any other federal, state or local regulatory authority in connection with the execution and delivery of this Agreement or any other Loan Paper, or the performance thereof (other than any enforcement of remedies by the Administrative Lender on behalf of the Lenders), in accordance with their respective terms, including any borrowings hereunder.

     (f) The Borrower and its Subsidiaries are in compliance in all material respects with all material Applicable Laws. The Borrower and its Subsidiaries have duly and timely filed all reports, statements and filings that are required to be filed by any of them under the Communications Act, and are in all material respects in compliance therewith, including without limitation the rules and regulations of the FCC and each applicable PUC. Except as set forth on Schedule 5.01(f) hereto, as of the Closing Date, the
                       ---------------
Borrower is not aware of any event or circumstance constituting noncompliance (or any Person alleging noncompliance) with any rule or regulation of the FCC or any applicable PUC. After the Closing

Date, the Borrower is not aware of any event or circumstance constituting noncompliance (or any Person alleging noncompliance) with any rule or regulation of the FCC or any applicable PUC, which such event or circumstance could have a Material Adverse Effect.

     (g) On the Closing Date, the Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, all of their material assets and Properties. After the Closing Date, the Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, all of their material assets and Properties, in which any such failure could have a Material Adverse Effect. None of their assets are subject to any Liens, except Permitted Liens. No financing statement or other Lien filing authorized by the Borrower or any Subsidiary of the Borrower (except relating to Permitted Liens) is on file in any state or jurisdiction that names the Borrower or any of its Subsidiaries as debtor or covers (or purports to cover) any assets of the Borrower or any of its Subsidiaries. The Borrower and its Subsidiaries have not signed any such financing statement or filing, nor any security agreement authorizing any Person to file any such financing statement or filing.

     (h) On the Closing Date, except as reflected on Schedule 5.01(h) hereto, there is no action, suit, proceeding or any other Litigation pending against, or, to the best of the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries, or in any other manner relating directly and materially adversely to the Borrower, any of its Subsidiaries, or any of their material Properties, in any court or before any arbitrator of any kind or before or by any governmental body. On each date after the Closing Date on which this representation is deemed to be made, there is no action, suit, proceeding or any other Litigation pending against, or, to the best of the Borrower's knowledge, threatened against the Borrower or any of its Subsidiaries, or in any other manner relating to the Borrower, any of its Subsidiaries, or any of their Properties, in any court or before any arbitrator of any kind or before or by any governmental body, which could reasonably be expected to have a Material Adverse Effect.

     (i) All federal, state and other Tax returns of the Borrower and its Subsidiaries required by law to be filed have been duly filed and all federal, state and other Taxes, assessments and other governmental charges or levies upon the Borrower, its Subsidiaries or any of their Properties, income, profits and assets, which are due and payable, have been paid, except (A) those that are diligently contested in good faith by the Borrower and for which a reserve has been established in accordance with GAAP, and no Lien (other than a Permitted Lien) has attached and no foreclosure, distraint, sale or similar proceedings have been commenced, and (B) those Taxes that qualify under the terms of Section 6.06(ii) hereof.

     (j) The Borrower has furnished or caused to be furnished to the Lenders copies of its audited financial statements at December 31, 1995, which are prepared in good faith and complete in all material respects and present fairly in all material respects and in accordance with GAAP, the financial position of the Borrower and its Subsidiaries as at such dates and the results of operations for the periods then ended. The Borrower and its Subsidiaries have no material liabilities, contingent or otherwise, nor material losses, except as disclosed in writing to the Lenders prior to the Closing Date or as disclosed on any subsequent financial statements. On the Closing Date after giving effect to the Advances made on such date, each of the Borrower and its Subsidiaries is Solvent.

     (k) On the Closing Date, since the date of the most recent financial statements delivered to the Lenders, no event or circumstances have occurred or arisen that could have a Material Adverse Effect.

     (l) None of the Borrower or its Controlled Group maintains or contributes to any Plan other than those disclosed to the Administrative Lender in writing. Each such Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and any other applicable Federal or state law, rule or regulation. With respect to each Plan of the Borrower and each member of its Controlled Group (other than a Multiemployer
Plan), all reports required under ERISA or any other Applicable Law to be filed with any governmental authority, the failure of which to file could reasonably result in liability of the Borrower or any member of its Controlled Group in excess of $100,000, have been duly filed. All such reports are true and correct in all material respects as of the date given. No such Plan of the Borrower or any member of its Controlled Group has any accumulated funding deficiency (as defined in Section 412(a) of the Code) (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested. None of the Borrower or any member of its Controlled Group has failed to make any contribution or pay any amount due or owing as required by Section 412 of the Code or Section 302 of ERISA or the terms of any such Plan prior to the due date under Section 412 of the Code and Section 302 of ERISA. There has been no ERISA Event or any event requiring disclosure under Section 4041(c)(3)(C), 4068(f), 4063(a) or 4043(b) of ERISA with respect to any Plan or trust of the Borrower or any member of its Controlled Group since the effective date of ERISA. The value of the assets of each Plan (other than a Multiemployer Plan) of the Borrower and each member of its Controlled Group equaled or exceeded the present value of the benefit liabilities, as defined in Title IV of ERISA, of each such Plan as of the most recent valuation date using Plan actuarial assumptions at such date. There are no pending or, to the best of the Borrower's knowledge, threatened claims, lawsuits or actions (other than routine claims for benefits in the ordinary course) asserted or instituted against, and neither the Borrower nor any member of its Controlled Group has knowledge of any threatened Litigation or claims against, (i) the assets of any Plan or trust or against any fiduciary of a Plan with respect to the operation of such Plan, or (ii) the assets of any employee welfare benefit plan within the meaning of Section 3(1) or ERISA, or against any fiduciary thereof with respect to the operation of any such plan. None of the Borrower or any member of its Controlled Group has engaged in any prohibited transactions, within the meaning of Section 406 of ERISA or Section 4975 of the Code, in connection with any Plan. None of the Borrower or any member of its Controlled Group, nor has incurred or reasonably expects to incur (A) any liability under Title IV of ERISA (other than premiums due under Section 4007 of ERISA to the PBGC), (B) any withdrawal liability (and no event has occurred which with the giving of notice under Section 4219 of ERISA would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a Multiemployer Plan, or (C) any liability under Section 4062 of ERISA to the PBGC or to a trustee appointed under
Section 4042 of ERISA. None of the Borrower, any member of its Controlled Group, or any organization to which the Borrower or any member of its Controlled Group is a successor or parent corporation within the meaning of ERISA Section 4069(b), has engaged in a transaction within the meaning of ERISA Section 4069. None of the Borrower or any member of its Controlled Group maintains or has established any welfare benefit plan within the meaning of Section 3(1) of ERISA which provides for continuing benefits or coverage for any participant or any beneficiary of any participant after such participant's termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of

1985, as amended ("COBRA") and the regulations thereunder, and at the expense of the participant or the beneficiary of the participant, or retiree medical liabilities. Each of the Borrower and its Controlled Group which maintains a welfare benefit plan within the meaning of Section 3(1) of ERISA has complied in all material respects with any applicable notice and continuation requirements of COBRA and the regulations thereunder.

     (m) The Borrower is not engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, and no part of the proceeds of the Advances will be used to purchase or carry any margin stock (as defined by Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock. Not more than 25% of the assets of the Borrower or any of its Subsidiaries are margin stock (as defined by Regulation U), and none of the Pledged Stock or other Capital Stock of the Subsidiaries of the Borrower is margin stock. None of the Borrower and its Subsidiaries, nor any agent acting on their behalf, have taken or will knowingly take any action which might cause this Agreement or any Loan Papers to violate any regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

     (n) The Borrower and its Subsidiaries are in compliance with all of the provisions of their articles of incorporation and by-laws. As of the Closing Date, no event has occurred or failed to occur, which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or which with the passage of time or giving of notice or both would constitute,
(i) an Event of Default or (ii) a default by the Borrower or any of its Subsidiaries under any Material Contract, or other material indenture, agreement or other instrument, or any judgment, decree or order to which the Borrower or any of its Subsidiaries is a party or by which they or any of their material Properties is bound. After the Closing Date, no event has occurred or failed to occur, which has not been remedied or waived, the occurrence or non-occurrence of which constitutes, or which with the passage of time or giving of notice or both would constitute, (i) an Event of Default or (ii) a default by the Borrower or any of its Subsidiaries under any Material Contract or other material indenture, agreement or other instrument, or any judgment, decree or order to which the Borrower or any of its Subsidiaries is a party or by which they or any of their material Properties is bound, that could reasonably be expected to have a Material Adverse Effect.

     (o) The Borrower is not required to register under the provisions of the Investment Company Act of 1940, as amended. Neither the entering into or performance by the Borrower of this Agreement nor the issuance of the Notes violates any provision of such act or requires any consent, approval, or authorization of, or registration with, the Securities and Exchange Commission or any other governmental or public body of authority pursuant to any provisions of such act.

     (p) On the Closing Date, none of the Borrower nor any Subsidiary of the Borrower has any actual knowledge or reason to believe that any substance deemed hazardous by any applicable Environmental Law, has been installed on any real property now owned by the Borrower or any of its Subsidiaries, except
(i) for hazardous substances the presence of which is not in violation of law and (ii) as disclosed to the Lenders. After the Closing Date, none of the Borrower nor any Subsidiary of the Borrower has any actual knowledge or reason to believe that any substance deemed hazardous by any applicable Environmental Law, has been installed in violation of law on any real property now owned by the Borrower or any of its Subsidiaries except as disclosed to the Lenders and which would not, in the reasonable judgment of the Borrower, have a Material Adverse Effect. As of the Closing Date, the Borrower and its Subsidiaries are not in violation of or subject to any existing, pending or, to the best of the Borrower's knowledge, threatened investigation or inquiry by any governmental authority or to any material remedial obligations under any applicable Environmental Laws, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to any real property of the Borrower and its Subsidiaries. After the Closing Date, the Borrower and its Subsidiaries are not in violation of or subject to any existing, pending or, to the best of the Borrower's knowledge, threatened investigation or inquiry by any governmental authority or to any material remedial obligations under any applicable Environmental Laws which have cause a Material Adverse Effect, and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to any real property of the

Borrower and its Subsidiaries. The Borrower and its Subsidiaries are not required to obtain any permits, Licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures, and equipment forming a part of any real property of the Borrower or any Subsidiary of the Borrower by reason of any applicable Environmental Laws, except those that have been obtained. As of the Closing Date, the Borrower and its Subsidiaries have no actual knowledge or reason to believe, after reasonable investigation, that any hazardous substances or solid wastes have been disposed of or otherwise released on or to the real property of the Borrower or any of its Subsidiaries in violation of any applicable Environmental Law. After the Closing Date, the Borrower and its Subsidiaries have no actual knowledge or reason to believe, that any hazardous substances or solid wastes have been disposed of or otherwise released on or to the real property of the Borrower or any of its Subsidiaries, within the meaning of the applicable Environmental Laws, except as disclosed to the Lenders and which such disposal or release would not have a Material Adverse Effect.

     (q) On the Closing Date, there is no Litigation, or, to the best of the Borrower's knowledge, threatened Litigation or pending or threatened claim of breach or default, with respect to any Material Contract, or any loan agreement or document evidencing any Debt for Borrowed Money of the Borrower, or its Subsidiaries that has not been disclosed to Lenders.

     (r) All Pledged Stock and all Capital Stock of the Borrower and each Subsidiary of the Borrower has been duly authorized and validly issued, and is fully paid and nonassessable. The Capital Stock described on Schedule 5.01(r) hereto constitutes all the issued and outstanding Capital Stock of the Subsidiaries of the Borrower or the Subsidiaries of another Subsidiary, except such shares that have been issued after the Closing Date, pledged to the Administrative Lender to secure the Obligations and delivered to the Administrative Lender together with stock powers executed in blank. No Person has conversion rights with respect to, or any subscription rights, calls, commitments or claims of any character for, or any repurchase or redemption options relating to, the Pledged Stock or other Capital Stock of the Subsidiaries of the Borrower, other than those that have been waived. The Pledged Stock and the other Capital Stock of Borrower and the Subsidiaries of the Borrower, when issued or sold, was either (i) registered or qualified under applicable federal or state securities laws, or (ii) exempt therefrom.

     (s) No broker's, finder's or other fee or commission will be payable by the Borrower (other than to the Lenders hereunder) with respect to the making of the Commitment or the Advances hereunder. The Borrower agrees to indemnify and hold harmless the Administrative Lender and each Lender from and against any claims, demand, liability, proceedings, costs or expenses asserted with respect to or arising in connection with any such fees or commissions.

     (t) No event has occurred which permits (or with the passage of time would permit) the revocation or termination of any material License, which could result in the imposition of any restriction thereon of such a nature that could reasonably be expected to have a Material Adverse Effect.

     (u) To the best knowledge of the Borrower, as of the Closing Date, the Borrower and its Subsidiaries have obtained all material patents, trademarks, service-marks, trade names, copyrights, Licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their business as presently conducted and as proposed to be conducted. After the Closing Date, the Borrower and its Subsidiaries have obtained all patents, trademarks, service-marks, trade names, copyrights, Licenses and other rights, free from burdensome restrictions, that are necessary for the operation of their business as presently conducted and as proposed to be conducted, except those, the failure of which to obtain could not be reasonably expected to have a Material Adverse Effect. The Borrower has filed the registration application to obtain a trademark for its current logo design and to trademark the words "Dial & Save". Nothing has come to the attention of the Borrower or any of its Subsidiaries to the effect that (i) any process, method, part or other material presently contemplated to be employed by the Borrower or any Subsidiary of the Borrower may infringe any patent, trademark, service-mark, trade name, copyright, License or other right owned by any other Person, or
(ii) there is pending or overtly threatened any claim or Litigation against or affecting the Borrower or any Subsidiary of the Borrower contesting its right to sell or use any such process, method, part or other material, which could reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary intend to vigorously defend the exclusive usage of the words "Dial & Save".

     (v) Neither this Agreement nor any other document, certificate or statement which has been furnished to any Lender by or on behalf of the Borrower or any Subsidiary of the Borrower in connection herewith contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statement contained herein and therein not misleading at the time it was furnished. On the Closing Date, there is no fact known to the Borrower and not known to the public generally that could reasonably be expected to have a Material Adverse Effect, which has not been set forth in this Agreement or in the documents, certificates and statements furnished to the Lenders by or on behalf of the Borrower prior to the date hereof in connection with the transaction contemplated hereby. On each date after the Closing Date on which this representation is deemed to be made, there is no fact known to the Borrower and not known to the public generally that could reasonably be expected to have a Material Adverse Effect, which has not been disclosed to the Lenders in writing.

     (w) The Borrower is not, nor is any Subsidiary of the Borrower, a party to any contractual relationship which is breached or in default solely as a result of any change in the ownership, management or Board of Directors of the Borrower, unless the Borrower has agreed to a substantially similar provision in this Agreement.

     5.02. Survival of Representations and Warranties. All representations and warranties made under this Agreement and the other Loan Papers shall be deemed to be made at and as of the Closing Date and at and as of the date of each Advance, and each shall be true and correct in all material respects when made. All such representations and warranties shall survive, and not be waived by, the execution hereof by any Lender, any investigation or inquiry by any Lender, or by the making of any Advance under this Agreement.


                      ARTICLE VI.  GENERAL COVENANTS

     So long as any of the Obligations are outstanding and unpaid or the Commitment or any Letter of Credit is outstanding (whether or not the conditions to borrowing have been or can be fulfilled):

     6.01.     Preservation of Existence and Similar Matters.

     (a) The Borrower shall, and shall cause each Subsidiary of the Borrower to, preserve and maintain, or timely obtain and thereafter preserve and maintain (i) material rights, franchises, authorizations, consents, privileges and all other material Licenses from federal, state and local governmental bodies and any Tribunal (regulatory or otherwise) which the Borrower or such Subsidiary deems reasonably necessary or advisable to conduct its business in the ordinary course, and (ii) its existence (except as permitted by Section 8.05 hereof); and

     (b) The Borrower shall, and shall cause each Subsidiary of the Borrower to, qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification or authorization, except where the failure to do so would not have a Material Adverse Effect.

     (c) The Borrower shall at all times be registered under Section 12 of the Exchange Act and required to make filings pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder.

     (d) The Borrower and each Subsidiary shall at all times vigorously defend the exclusive usage of the words "Dial & Save".

     6.02. Business; Compliance with Applicable Law. The Borrower and its Subsidiaries shall (a) engage primarily in the business of providing long distance telephone service, and telecommunication activities related thereto, and (b) comply in all material respects with the requirements of all Applicable Law.

     6.03. Maintenance of Properties. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain or cause to be maintained all their material Properties necessary to the conduct of their business (whether owned or held under lease) in reasonably good repair, working order and condition, taken as a whole, and from time to time make or cause to be made all appropriate repairs, renewals, replacements, additions, betterments and improvements thereto. The Borrower shall maintain its existence as a holding company, and shall cause all assets and Properties necessary for the operation of the consolidated businesses to be owned and maintained by the Subsidiaries of the Borrower, except those assets listed on Schedule 4.01(n) hereto.

     6.04. Accounting Methods and Financial Records. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made and all transactions reflected in accordance with GAAP, and keep accurate and complete records of its respective assets. The Borrower and each of its Subsidiaries shall maintain a fiscal year ending on December 31.

     6.05. Insurance. The Borrower shall, and shall cause each Subsidiary of the Borrower to, maintain insurance from responsible companies in such amounts and against such risks as shall be customary and usual in the industry for companies of similar size and capability, but in no event less than the amount and types insured as of the Closing Date. Each insurance policy shall provide for at least 30 days' prior notice to the Administrative Lender of any proposed termination or cancellation of such policy, whether on account of default or otherwise.

     6.06. Payment of Taxes and Claims. The Borrower shall, and shall cause each Subsidiary of the Borrower to, pay and discharge all Taxes, assessments and governmental charges or levies imposed upon it or its income or Properties prior to the date on which penalties attach thereto, and all lawful material claims for labor, materials and supplies which, if unpaid, might become a Lien upon any of their Properties, except (i) those Taxes, assessments and charges contested by the Borrower diligently in good faith, and for which adequate reserves have been established in accordance with GAAP, and (ii) those Taxes aggregating not more than $50,000 at any one time outstanding with respect to which the Borrower in good faith did not believe were due and owing to any jurisdiction, but with respect to each such Tax, only for so long as two months after the Borrower becomes aware of such Tax liability. Subject to exception (ii) in the preceding sentence, the Borrower shall, and shall cause each Subsidiary of the Borrower to, timely file all information returns required by federal, state or local Tax authorities.

     6.07. Visits and Inspections. The Borrower shall, and shall cause each Subsidiary of the Borrower to, promptly permit representatives of the Administrative Lender or any Lender from time to time to (a) visit and inspect the Properties of the Borrower and each Subsidiary of the Borrower as often as the Administrative Lender or any Lender shall deem advisable, (b) inspect and make extracts from and copies of the Borrower's and each Subsidiary of the Borrower's books and records, and (c) discuss with the Borrower's and each Subsidiary of the Borrower's directors, officers, employees and, after notice to the Borrower, the auditors of Borrower, its business, assets, liabilities, financial positions, results of operations and business prospects.

     6.08. Payment of Debt for Borrowed Money. The Borrower shall, and shall cause each Subsidiary of the Borrower to, pay its Debt for Borrowed Money when and as the same becomes due.

     6.09. Use of Proceeds. The Borrower shall use the proceeds of Advances solely (a) on the Closing Date, to refinance existing indebtedness of the Borrower, (b) for Permitted Acquisitions, (c) for Capital Expenditures permitted under the terms of this Agreement, (d) for working capital and (e) for other lawful corporate purposes.

     6.10.     Indemnity.

     (a) The Borrower agrees to defend, protect, indemnify and hold harmless the Administrative Lender, each Lender, each of their respective Affiliates, and each of their respective (including such Affiliates') officers, directors, employees, agents, attorneys, shareholders and consultants (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth herein) of each of the foregoing (collectively, "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect or consequential and whether based on any federal, state, or local laws and regulations), under common law or at equitable cause, or on contract, tort or otherwise, arising from or connected with the past, present or future operations of the Borrower or its predecessors in interest, in any manner relating to or arising out of this Agreement, the Loan Papers, or any act, event or transaction or alleged act, event or transaction relating or attendant thereto, the making of any participations in the Advances and the management of the Advances, INCLUDING IN CONNECTION WITH, OR AS A RESULT, IN WHOLE OR IN PART, OF ANY NEGLIGENCE OF ADMINISTRATIVE LENDER OR ANY LENDER (other than those matters raised exclusively by a participant against the Administrative Lender or any Lender and not the Borrower), or the use or intended use of the proceeds of the Advances hereunder, or in connection with any investigation of any potential matter covered hereby, but excluding (i) any claim or liability that arises as the result of the gross negligence or willful misconduct of any Indemnitee, as finally judicially determined by a court of competent jurisdiction and (ii) reimbursement for administrative costs, amendment costs and other ordinary course of business costs incurred by the Lenders in the administration of this loan facility (collectively, the "Indemnified Matters").

     (b) In addition, the Borrower shall periodically, upon request, reimburse each Indemnitee for its reasonable legal and other actual expenses (including the cost of any investigation and preparation) incurred in connection with any Indemnified Matter. If for any reason the foregoing indemnification is unavailable to any Indemnitee or insufficient to hold any Indemnitee harmless with respect to Indemnified Matters, then the Borrower shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Borrower and the Borrower's stockholders on the one hand and such Indemnitee on the other hand but also the relative fault of the Borrower and such Indemnitee, as well as any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations under this Section shall be in addition to any liability which the Borrower may otherwise have, shall extend upon the same terms and conditions to each Indemnitee, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Borrower, the Administrative Lender, the Lenders and all other Indemnitees. This Section shall survive any termination of this Agreement and payment of the Obligations.

     6.11. Environmental Law Compliance. The use which the Borrower or any Subsidiary of the Borrower intends to make of any real Property owned by it will not result in the disposal or other release of any hazardous substance or solid waste on or to such real Property in violation of any Environmental Law. As used herein, the terms "hazardous substance" and "release" as used in this Section shall have the meanings specified in CERCLA (as defined in the definition of applicable Environmental Laws), and the terms "solid waste" and "disposal" shall have the meanings specified in RCRA (as defined in the definition of applicable Environmental Laws); provided, however, that if CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment; and provided further, to the extent that any other law applicable to the Borrower, any Subsidiary of the Borrower or any of their Properties establishes a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. The Borrower agrees to indemnify and hold the Administrative Lender and each Lender harmless from and against, and to reimburse them with respect to, any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including attorneys' fees and courts costs) of any kind or character, known or unknown, fixed or contingent, asserted against or incurred by any of them at any time and from time to time by reason of or arising out of (a) the failure of the Borrower or any Subsidiary of the Borrower to perform any obligation hereunder regarding asbestos or applicable Environmental Laws, (b) any violation on or before the Release Date of any applicable Environmental Law in effect on or before the Release Date, and (c) any act, omission, event or circumstance existing or occurring on or prior to the Release Date (including without limitation the presence on such real Property or release from such real Property of hazardous substances or solid wastes disposed of or otherwise released on or prior to the Release Date), resulting from or in connection with the ownership of the real Property, regardless of whether the act, omission, event or circumstance constituted a violation of any applicable Environmental Law at the time of its existence or occurrence, or whether the act, omission, event or circumstance is caused by or relates to the negligence of any indemnified Person; provided that, the Borrower shall not be under any obligation to indemnify the Administrative Lender or any Lender to the extent that any such liability arises as the result of the gross negligence or willful misconduct of such Person, as finally judicially determined by a court of competent jurisdiction, or for any event which is both not caused by the Borrower or any Subsidiary of the Borrower and occurs after any foreclosure by the Lenders on any specific Property. The provisions of this paragraph shall survive the Release Date and shall continue thereafter in full force and effect.

     6.12. Interest Rate Protection Agreements. If at any time after the Closing Date (a) the 30-day LIBOR Rate exceeds 7.50% for a period of five consecutive days and (b) the Total Leverage Ratio is equal to or greater than
2.00 to 1.00, within 30 days following the expiration of such five business day period, the Borrower will enter into and thereafter maintain an Interest Rate Protection

Agreement in an amount not less than 50% of the aggregate outstanding Advances, on terms acceptable to the Administrative Lender but providing for interest rate protection for two years or until 30 days beyond the Maturity Date, whichever is sooner. If Borrower enters into an interest rate cap agreement, the interest rate related thereto shall not exceed 2% per annum in excess of the then current treasury rate for the applicable hedge period.

     6.13. Acquisitions, Generally. In connection with any Permitted Acquisition made by the Borrower during the term of this Agreement, the Borrower shall, (a) not less than ten Business Days prior to the proposed acquisition date, deliver to Administrative Lender a detailed written description of the proposed Permitted Acquisition in form reasonably acceptable to the Administrative Lender, and (b) prior to the consummation of the acquisition a statement certified by an Authorized Officer that (i) the proposed transaction complies with the definition of Permitted Acquisition set forth in Article I hereof and Section 8.05(b) hereof, and (ii) no Default or Event of Default exists prior to or after giving effect to any requested Advance or the consummation of such acquisition, or will exist upon consummation of the proposed acquisition and related borrowings and transactions, together with a Compliance Certificate computed after giving effect to such acquisition and borrowings.

     6.14. Marine-Street Loans. In connection with any loan made by Borrower to Ms. Natalie Marine-Street to exercise options for the acquisition of Capital Stock of Borrower pursuant to Section 11 of Ms. Marine-Street's Employment Contract dated as of May 3, 1996 between the Borrower and Ms. Marine-Street, the Borrower shall within five calendar days of any such loan assign the pledge of such Capital Stock to Administrative Lender for the pro rata benefit of Lenders, provided that such assignment shall not be made if its is in contravention of Virginia law.

                    ARTICLE VII.  INFORMATION COVENANTS

     So long as any of the Obligations are outstanding and unpaid or the Commitment or any Letter of Credit is outstanding (whether or not the conditions to borrowing have been or can be fulfilled), the Borrower shall furnish or cause to be furnished to each Lender:

     7.01.Quarterly Financial Statements and Information. Within 45 days after the end of each fiscal quarter, consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such quarter and the related consolidated and consolidating statements of income and consolidated statements of changes in cash for such quarter and for the elapsed portion of the year ended with the last day of such quarter, all of which shall be certified by an Authorized Officer, to, in his or her opinion, present fairly in all material respects, in accordance with GAAP, the financial position and results of operations of the Borrower and its Subsidiaries as at the end of and for such period, and for the elapsed portion of the year ended with the last day of such period.

     7.02.     Annual Financial Statements and Information; Certificate of No
Default.

     (a) Within the earlier of (i) 120 days after the end of each fiscal year and (ii) such time as such financial statements are required to be filed in accordance with the terms of the Exchange Act, a copy of (A) the consolidated balance sheet of the Borrower and its Subsidiaries, as of the end of the current and prior fiscal years and (B) consolidated statements of earnings, statements of changes in shareholders' equity, and statements of changes in cash as of and through the end of such fiscal year, all of which are prepared in accordance with GAAP, and certified by independent certified public accountants acceptable to the Lenders, whose opinion shall be in scope and substance in accordance with generally accepted auditing standards and shall be unqualified.

     (b) As soon as available, but in any event within 60 days following the end of each fiscal year, a copy of the annual consolidated operating budget of the Borrower and its Subsidiaries for the succeeding fiscal year.

     7.03. Compliance Certificates. At the time financial statements are furnished pursuant to Section 7.01 and Section 7.02 hereof, a duly completed Compliance Certificate evidencing no Default or Event of Default.

     7.04.     Copies of Other Reports and Notices.

     (a) Promptly upon their becoming available, a copy of (i) all material reports or letters submitted to the Borrower or any Subsidiary of the Borrower by accountants in connection with any annual, interim or special audit, including without limitation any report prepared in connection with the annual audit referred to in Section 7.02 hereof, and any other comment letter submitted to management in connection with any such audit, (ii) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary of the Borrower to stockholders generally, (iii) each regular or periodic report and any registration statement or prospectus (or material written communication in respect of any thereof) filed by the Borrower or any Subsidiary of the Borrower with any securities exchange, with the Securities and Exchange Commission or any successor agency, and (iv) all press releases concerning material financial aspects of the Borrower or any Subsidiary of the Borrower;

     (b) Promptly upon becoming aware that (i) the holder(s) of any note(s) or other evidence of indebtedness or other security of the Borrower or any Subsidiary of the Borrower in excess of $250,000 in the aggregate has given notice or taken any action with respect to a breach, failure to perform, claimed default or event of default thereunder, (ii) any occurrence or non-occurrence of any event which constitutes or which with the passage of time or giving of notice or both could constitute a material breach by the Borrower or any Subsidiary of the Borrower under any material agreement or instrument other than this Agreement to which the Borrower or any Subsidiary of the Borrower is a party or by which any of their Properties may be bound, or (iv) any event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect, a written notice specifying the details thereof (or the nature of any claimed default or event of default) and what action is being taken or is proposed to be taken with respect thereto;

     (c) Promptly upon receipt thereof, information with respect to and copies of any notices received from the FCC, any applicable PUC or any other federal, state or local regulatory agencies or any tribunal relating to any order, ruling, law, information or policy that relates to a breach of or noncompliance with the Communications Act or any law, rule or regulation of any applicable PUC, or might result in the payment of money by the Borrower or any Subsidiary of the Borrower in an amount of $250,000 or more in the aggregate, or otherwise have a Material Adverse Effect, or result in the loss or suspension of any material License or any Material Contract;

     (d) Promptly upon the knowledge of an Authorized Officer of receipt by the Borrower or any Subsidiary from any governmental agency, or any government, political subdivision or other entity, of any material notice, correspondence, hearing, proceeding or order regarding or affecting the Borrower, any Subsidiary of the Borrower, or any of their Properties or businesses not in the ordinary course of business, a copy of such notice, correspondence, hearing, proceeding or order;

     (e) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the assets, business, liabilities, financial position, projections, results of operations or business prospects of the Borrower and its Subsidiaries that is within the Borrower's control, as the Administrative Lender or any Lender may reasonably request.

     7.05. Notice of Litigation, Default and Other Matters. Prompt notice of the following events after the Borrower has knowledge or notice thereof:

     (a) The commencement of all proceedings and investigations by or before the FCC, any applicable PUC, or any other governmental body, and all other actions and proceedings in any court or before any arbitrator involving claims for damages (including punitive damages) in excess of either $1,000,000 for any one proceeding or investigation, or $5,000,000 in the aggregate for all such proceedings and investigations (after deducting the amount with respect to the Borrower or any Subsidiary of the Borrower is insured), against or in any other way relating directly to the Borrower, any Subsidiary of the Borrower, or any of their Properties or businesses;

     (b) Promptly upon the happening of any condition or event which constitutes a Default, a written notice specifying the nature and period of existence thereof and what action is being taken or is proposed to be taken with respect thereto; and

     (c) Any event which could have a Material Adverse Effect with respect to the business, assets, liabilities, financial position, results of operations or prospective business of the Borrower or any Subsidiary of the Borrower.

     7.06.     ERISA Reporting Requirements.

     (a) Promptly and in any event (i) within 30 days after the Borrower or any member of its Controlled Group knows or has reason to know that any ERISA Event described in clause (a) of the definition of ERISA Event or any event described in Section 4063(a) of ERISA with respect to any Plan of the Borrower or any member of its Controlled Group has occurred, and (ii) within 10 days after the Borrower or any member of its Controlled Group knows or has reason to know that any other ERISA Event with respect to any Plan of the Borrower or any member of its Controlled Group has occurred or a request for a minimum funding waiver under
Section 412 of the Code with respect to any Plan of the Borrower or any member of its Controlled Group, a written notice describing such event and describing what action is being taken or is proposed to be taken with respect thereto, together with a copy of any notice of event that is given to the PBGC;

     (b) Promptly and in any event within two Business Days after receipt thereof by the Borrower or any member of its Controlled Group from the PBGC, copies of each notice received by the Borrower or any member of its Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

     (c) Promptly and in any event within 30 days after the filing thereof by the Borrower or any member of its Controlled Group with the United States Department of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report (including Schedule B thereto) with respect to each Plan;

     (d) Promptly and in any event within 30 days after receipt thereof, a copy of any notice, determination letter, ruling or opinion the Borrower or any member of its Controlled Group receives from the PBGC, the United States Department of Labor or the Internal Revenue Service with respect to any Plan;

     (e) Promptly, and in any event within 10 Business Days after receipt thereof, a copy of any correspondence the Borrower or any member of its Controlled Group receives from the Plan Sponsor (as defined by Section 4001(a)(10) of ERISA) of any Plan concerning potential withdrawal liability pursuant to Section 4219 or 4202 of ERISA, and a statement from the chief financial officer of the Borrower or such member of its Controlled Group setting forth details as to the events giving rise to such potential withdrawal liability and the action which the Borrower or such member of its Controlled Group is taking or proposes to take with respect thereto;

     (f) Notification within 30 days of any material increases in the benefits of any existing Plan which is not a Multiemployer Plan, or the establishment of any new Plans, or the commencement of contributions to any Plan to which the Borrower or any member of its Controlled Group was not previously contributing;

     (g) Notification within three Business Days after the Borrower or any member of its Controlled Group knows or has reason to know that the Borrower or any such member of its Controlled Group has or intends to file a notice of intent to terminate any Plan under a distress termination within the meaning of Section 4041(c) of ERISA and a copy of such notice; and

     (h) Promptly after receipt of written notice of commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Borrower or any member of its Controlled Group with respect to any Plan.

                       ARTICLE VIII.  NEGATIVE COVENANTS

     So long as any of the Obligations are outstanding and unpaid or the Commitment or any Letter of Credit is outstanding (whether or not the conditions to borrowing have been or can be fulfilled):

     8.01.     Financial Covenants.

     (a)   TOTAL LEVERAGE RATIO.     The Borrower shall not permit the Total
Leverage Ratio at any time during the term of this Agreement to be more than
2.50 to 1.00.

     (b)   INTEREST COVERAGE RATIO.     The Borrower shall not permit the
Interest Coverage Ratio at any time during the term of this Agreement to be less than 2.50 to 1.00.

     (c)   CURRENT RATIO.     The Borrower shall not permit the Current Ratio
at any time during the term of this Agreement to be less than 1.50 to 1.00.

     (d)     CAPITAL EXPENDITURES.     The Borrower shall not permit Capital
Expenditures paid by the Borrower and its Subsidiaries during any calendar year set forth below in the aggregate to exceed the following amounts set forth opposite such year:

                      Year                     Amount
                      ----                     ------

                      1996                    $14,000,000

                      1997                    $20,000,000

                      1998                    $14,000,000

                      1999                    $16,000,000

provided that, in any year that the Borrower does not utilize the full amount of Capital Expenditures available to it, such unused amount shall increase the amount of the following year's permitted Capital Expenditure limitation, but no such amount may be carried forward for more than one year.

     8.02. Debt for Borrowed Money. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, or suffer to exist any Debt for Borrowed Money, except:

     (a) with respect to the Borrower and its Subsidiaries, Debt for Borrowed Money under the Loan Papers;

     (b) with respect to the Borrower, Debt for Borrowed Money described on Schedule 8.02 hereto in the principal amounts and as such Debt for Borrowed Money exists as of the Closing Date;

     (c) provided that no Default or Event of Default exists or would result from the incurrence thereof, any wholly owned Subsidiary may incur secured Debt for Borrowed Money in the form of Capital Leases, so long as, on the date of such incurrence for each such Capital Lease (and notwithstanding any subsequent change in the formula set forth below):

          (i) the aggregate of all such Debt for Borrowed Money for the Borrower and all Subsidiaries of the Borrower plus the aggregate outstanding Guaranties and Contingent Liabilities of the Borrower and the Subsidiaries does not exceed the lesser of (A) $20,000,000 in the aggregate for the Borrower and all of its Subsidiaries outstanding at any one time, and (B) the product of the following equation, determined as of the date of the incurrence or acquisition of such proposed Capital Lease:

          EBITDA for the four most recently completed fiscal quarters of the Borrower (provided that, to the extent any acquisition as been consummated by the Borrower or any Subsidiary of the Borrower during the preceding four fiscal quarters, EBITDA will be determined as if such acquisition was consummated on the first day of the first of the four fiscal quarters included in such determinations times 2.50 (maximum leverage permitted under Section 8.01(a) hereof) times 10%;

          (ii) any Capital Lease entered into by the Borrower or any Subsidiary of the Borrower after the Closing Date must be for newly acquired equipment and infrastructure; and

          (iii) the amount of any Capital Lease acquired by the Borrower or any Subsidiary of the Borrower in accordance with any acquisition permitted by the terms of this Agreement shall be counted toward usage of this basket provision; and

     (d) provided that no Default or Event of Default exists or would result from the incurrence thereof, with respect to the Borrower and the wholly-owned Subsidiaries of the Borrower, Debt owed to each other.

     8.03. Liens. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, create, assume, incur, permit or suffer to exist, directly or indirectly, any Lien on any of its assets or Properties, whether now owned or hereafter acquired, except Permitted Liens and, so long as no Default or Event of Default exists both before and immediately after giving effect to such grant, Liens securing Debt for Borrowed Money under Capital Leases of the Borrower permitted to be incurred under Section 8.02(c) hereof. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, agree with any other Person that it shall not create, assume, incur, permit or suffer to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its assets or Properties, except with respect to negative pledges granted by the Borrower or any Subsidiary to any LEC in any agreement between the Borrower and any LEC, so long as any such agreements entered into after the Closing Date are similar to the terms and conditions to those LEC agreements in existence on the Closing Date.

     8.04. Investments. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, make any Investment, except that the Borrower may purchase or otherwise acquire and own:

     (a) Marketable, direct obligations of, or guaranteed by, the United States of America and maturing within 365 days of the date of purchase;

     (b) Commercial paper issued by U.S. corporations that have a rating of A-1/P-1 or better by Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc.;

     (c) Certificates of deposit of domestic banks maturing within 365 days of the date of purchase, which banks' debt obligations have one of the two highest ratings obtainable from Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc.;

     (d) Securities issued by U.S. corporations that have one of the two highest ratings obtainable from Standard & Poor's Ratings Group, a Division of McGraw-Hill, Inc. or Moody's Investors Service, Inc.;

     (e) Investments in acquisitions permitted by Section 8.05(b) hereof, so long as (i) the Capital Stock of each new Subsidiary is pledged to the Lenders to secure the Obligations pursuant to a pledge agreement substantially identical in form and substance to the Pledge Agreement, and (ii) each new Subsidiary of the Borrower (A) is subject to the provisions hereof and (B) immediately becomes a party to a Subsidiary Guaranty and any security documents required by the Administrative Lender;

     (f) Accounts receivable that arise in the ordinary course of business and are payable on standard terms;

     (g)  Investments in existence on the Closing Date described on Schedule
          8.04 hereto;

      (h) so long as there exists no Default or Event of Default both before and after giving effect to any such Investment, Investments by the Borrower in accounts receivable purchased from its customers in the ordinary course of business in an aggregate amount outstanding at any one time not to exceed the lesser of (i) $10,000,000, and (ii) 10% of accounts of the Borrower on such date that meet all the qualifications of subsection (a) of the definition of Eligible Accounts herein; and

     (i) Investments constituting loans and advances to employees and/or shareholders permitted by Section 8.07 hereof.

     8.05. Liquidation, Disposition or Acquisition of Assets, Merger, New Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time:

     (a) liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up; or sell, lease, abandon, transfer or otherwise dispose of all or any part of its assets, Properties or business (other than in the ordinary course of business and other than assets that are damaged or obsolete), provided that, (i) any Subsidiary of the Borrower can be dissolved so long as a wholly-owned Subsidiary of the Borrower acquires all such Subsidiary's assets, (ii) Borrower or any Subsidiary of the Borrower may sell or otherwise dispose of any tangible or intangible assets or other Properties so long as (A) there exists no Default or Event of Default both before and after giving effect to such sale or disposition, (B) on the date of consummation of any such sale or disposition, the aggregate gross proceeds of all such sales (including, on a pro forma basis, the proposed sale) during the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such date, would not exceed 10% of Annualized EBITDA for such period and (C) the Net Proceeds of all such sales or dispositions are used to prepay Advances and reduce the Commitment in accordance with the provisions of Sections 2.05 and 2.11 hereof, and (iii) after delivery of prior written notice to the Administrative Lender (but without requiring consent), any wholly owned direct or indirect Subsidiary of the Borrower that has executed a Subsidiary Guaranty of the Obligations hereunder may sell or transfer assets, Property or business to any other wholly owned indirect or indirect Subsidiary of the Borrower that has executed a Subsidiary Guaranty of the Obligations hereunder;

     (b) acquire any assets, Property or business of any other Person, or participate in any joint venture, except (i) the Borrower and the Subsidiaries of the Borrower may acquire assets and Property acquired in the ordinary course of business, (ii) provided that no Default or Event of Default exists or would result therefrom and Borrower complies fully with Sections 6.13 and 8.04(e) hereof, Permitted Acquisitions may be consummated, and (iii) after delivery of prior written notice to the Administrative Lender (but without requiring consent), any wholly owned direct or indirect Subsidiary of the Borrower that has executed a Subsidiary Guaranty of the Obligations hereunder may acquire assets, Property or business from any other wholly owned indirect or indirect Subsidiary of the Borrower that has executed a Subsidiary Guaranty of the Obligations hereunder;

     (c) enter into any merger or consolidation, except that, so long as there exists no Default or Event of Default and none is caused thereby, (i) any wholly-owned Subsidiary of the Borrower can merge or consolidate into any other wholly-owned Subsidiary of the Borrower, or so long as such transaction is in connection with a Permitted Acquisition, into another Person, so long as a wholly-owned Subsidiary of the Borrower is a survivor, or into the Borrower so long as the Borrower is the surviving corporation, and (ii) another Person may be merged into the Borrower or any wholly-owned Subsidiary of the Borrower in connection with a Permitted Acquisition, so long as the Borrower or such wholly-owned Subsidiary is the surviving corporation; or

     (d) create or acquire any Subsidiary, except (a) as permitted by Section 8.04(e) hereof and Section 8.05(b) above, and (b) so long as (i) there exists no Default or Event of Default both before and after giving effect to the creation of any new wholly owned Subsidiary and the transfer of any assets to such wholly owned Subsidiary, (ii) immediately upon the creation of any new wholly owned Subsidiary, such Subsidiary shall become a signatory to a Subsidiary Guaranty of the Obligations delivered to the Administrative Lender,
(iii) the Borrower immediately delivers all shares of Capital Stock of the new wholly owned Subsidiary to the Administrative Lender together with stock powers executed in blank, and (iv) the Borrower or any Subsidiary of the Borrower owning any portion of the Capital Stock of any such new wholly owned Subsidiary executes and delivers to the Administrative Lender a pledge agreement pledging all such Capital Stock to secure the Obligations in form substantially similar to the pledge agreement executed by the Borrower on the Closing Date, the Borrower may create a new wholly owned Subsidiary of the Borrower. Nothing in this Section 8.05(d) shall permit the Borrower or any Subsidiary of the Borrower to create any Subsidiary that is not wholly owned.

In connection with any asset sale permitted by this Section 8.05 or otherwise consented to by the Lenders in accordance with the terms of this Agreement, the Administrative Lender is hereby authorized by each Lender to (i) execute any and all releases deemed appropriate by it to release such assets of the Borrower and the Subsidiaries of the Borrower (including, without limitation, Capital Stock owned by the Borrower and its Subsidiaries) constituting Collateral from all Liens and security interests securing all or any portion of the Obligations, (ii) return to the Borrower any such Collateral in the possession of the Administrative Lender, and (iii) take such other action as the Administrative Lender deems necessary or appropriate in connection with such transaction and in furtherance of the effectuation thereof.

     8.06. Guaranties; Contingent Liabilities. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time make or issue any Guaranty, or assume, be obligated with respect to, or permit to be outstanding any Contingent Liabilities, except (i) pursuant to the Loan Papers and (ii) so long as there exists no Default or Event of Default both before and after giving effect thereto, the Borrower may make or issue any Guaranty or permit to be outstanding any Contingent Liability so long as the Borrower is in compliance with Section 8.02(c) hereof.

     8.07. Restricted Payments. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly declare, make or pay any Restricted Payment; provided, however

          (a) the Borrower or any wholly-owned Subsidiary of the Borrower that has executed a Subsidiary Guaranty of the Obligations hereunder may declare, make and pay Restricted Payments to the Borrower or any other wholly-owned Subsidiary that has executed a Subsidiary Guaranty of the Obligations hereunder,

          (b)     so long as

                 (i) there exists no Default or Event of Default both before and after giving effect to any such Restricted Payment, and

                (ii) the sum of the amount of such loan plus the aggregate amount of all other shareholder and/or employee loans made under subsection (c) below (excluding the loan permitted to exist under Section 8.07(e) below) outstanding at such time is less than or equal to $5,000,000, the Borrower may make a loan to Natalie Marine-Street in accordance with the terms of that certain employment agreement, dated May 3, 1996, between the Borrower and Ms. Natalie Marine-Street (the "Marine-Street Loan"),

          (c)     so long as

                  (i) there exists no Default or Event of Default both before and after giving effect to any such Restricted Payment,

                 (ii) the Total Leverage Ratio is less than 1.25 to 1.00 after giving effect to any such proposed Restricted Payment constituting loans or advances to shareholders and/or employees, and

                (iii) the sum of the amount of the Marine-Street Loan plus the aggregate amount of all other loans and advances to shareholders and/or employees made pursuant to this Section 8.07(c) outstanding at such time (excluding the loan permitted to exist under Section 8.07(e) below) is equal to or less than $5,000,000, the Borrower may declare, make and pay Restricted Payments constituting loans or advances to shareholders and/or employees,

          (d)     so long as

                  (i) there exists no Default or Event of Default both before and after giving effect to any such Restricted Payment,

                 (ii) the Total Leverage Ratio is less than 1.25 to 1.00 after giving effect to any such proposed Restricted Payment, and

                (iii) so long as such Restricted Payments are made pursuant to agreements reached on an arm's length basis, the Borrower may declare, make and pay Restricted Payments constituting Distributions in an aggregate amount from the Closing Date until the Obligations have been paid in full not to exceed $5,000,000, provided that, the Borrower may repurchase Capital Stock of the Borrower from (A) any deceased shareholder's estate or (B) any shareholder that is a terminated employee in a maximum aggregate amount of $2,000,000 over the term of this Agreement, if the Total Leverage Ratio is equal to or more than 1.25 to 1.00 (but such amount must still be included in reaching the $5,000,000 maximum set forth in this subsection (d) above), and

                 (e) so long as there exists no Default or Event of Default both before and after giving effect to any such Restricted Payment, the Borrower may permit to exist Restricted Payments in accordance with the terms of those agreements listed on Schedule

            8.07 hereof as they exist on the Closing Date.


     8.08. Affiliate Transactions. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, at any time engage in any transaction with an Affiliate, nor make an assignment or other transfer of any of its assets or Properties to any Affiliate, on terms materially less advantageous to the Borrower or any Subsidiary of the Borrower than would be the case if such transaction had been effected with a non-Affiliate, except for Restricted Payments permitted to be paid under Section 8.07 hereof.

     8.10. Compliance with ERISA. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly, or permit any member of its Controlled Group to directly or indirectly, (a) terminate any Plan so as to result in any material (in the opinion of the Majority Lenders) liability to the Borrower or any member of its Controlled Group, (b) permit to exist any ERISA Event, or any other event or condition which presents the risk of liability of the Borrower or any member of its Controlled Group, (c) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan so as to result in any liability to the Borrower or any member of its Controlled Group, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder except in the ordinary course of business consistent with past practice which could result in any liability to the Borrower or any member of its Controlled Group, or (e) permit the present value of all benefit liabilities, as defined in Title IV of ERISA, under each Plan of the Borrower or any member of its Controlled Group (using the actuarial assumptions utilized by the PBGC upon termination of a plan) to exceed the fair market value of Plan assets allocable to such benefits all determined as of the most recent valuation date for each such Plan.

     8.11. Capital Stock. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to (a) make or permit any transfer, assignment, distribution, mortgage, pledge or gift of any shares of Pledged Stock or Capital Stock of the Subsidiaries of the Borrower, except to another wholly owned direct or indirect Subsidiary of the Borrower that has also executed a Subsidiary Guaranty of the Obligations and (b) issue any Capital Stock.

     8.12. Sale and Leaseback. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into any arrangement whereby it sells or transfers any of its assets, and thereafter rents or leases such assets.

     8.13. Sale or Discount of Receivables. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, directly or indirectly sell, with or without recourse, for discount or otherwise, any notes or accounts receivable.

     8.14. Limitation on Restrictive Agreements. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into any indenture, agreement, instrument, financing document or other arrangement which, directly or indirectly, prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon: (a) the incurrence of indebtedness, (b) the granting of Liens, (c) the making or granting of Guarantees, (d) the payment of dividends or Distributions, (e) the purchase, redemption or retirement of any Capital Stock, (f) the making of loans or advances or (g) transfers or sales of property or assets (including Capital Stock) by the Borrower or any of its Subsidiaries. The Borrower shall not, and shall not permit any Subsidiary of the Borrower to, enter into any indenture, agreement, instrument, financing document or other arrangement which, directly or indirectly, is breached or in default solely as a result of any change in the ownership, management or Board of Directors of the Borrower, unless the Borrower agrees to a substantially similar provision in this Agreement.

                    ARTICLE IX.  EVENTS OF DEFAULT

     9.01. Events of Default. Any one or more of the following shall be an "Event of Default" hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of Law, or otherwise:

     (a) The Borrower shall fail to pay any (i) principal payable under any Loan Paper on the date due; or (ii) any interest, fees or other amounts payable within three days of the date due;

     (b) Any representation or warranty made or deemed made by any Obligor (or any of its officers or representatives) under or in connection with any Loan Paper shall prove to have been incorrect or misleading in any material respect when made or deemed made;

     (c) The Borrower shall fail to perform or observe any term or covenant contained in Section 7.05 hereof or in Article VIII hereof;

     (d) Any Obligor shall fail to perform or observe any other term or covenant contained in any Loan Paper, other than those described in Sections 9.01(a), (b) and (c) above, and such failure shall not be remedied within thirty days following the earlier of the Borrower's knowledge of such failure or notice from any Lender of the occurrence of such failure;

     (e) Any of the following shall occur: (i) Any Loan Paper or material provision thereof shall, for any reason, not be valid and binding on the Obligor signatory thereto, or not be in full force and effect, or shall be declared to be null and void; or (ii) the validity or enforceability of any Loan Paper shall be contested by any Obligor; or (iii) any Obligor shall deny in writing that it has any or further liability or obligation under its respective Loan Papers; or (iv) any default or breach under any provision of any Loan Papers shall continue after the applicable grace period, if any, specified in such Loan Paper;

     (f) Any of the following shall occur: (i) any Obligor shall make an assignment for the benefit of creditors or be unable to pay its debts generally as they become due; (ii) any Obligor shall petition or apply to any Tribunal for the appointment of a trustee, receiver, or liquidator of it, or of any substantial part of its assets, or shall commence any proceedings relating to any Obligor under any Debtor Relief Laws; (iii) any such petition or application shall be filed, or any such proceedings shall be commenced, against any Obligor, or an order, judgment or decree shall be entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceedings, and such petition or application shall be consented to or uncontested by such Obligor, or if contested by such Obligor, shall not be dismissed within 60 days following the filing of such petition or application; (iv) any final order, judgment, or decree shall be entered in any proceedings against any Obligor decreeing its dissolution; or (v) any final order, judgment, or decree shall be entered in any proceedings against any Obligor decreeing its split-up which requires the divestiture of a substantial part of its assets;

     (g) Any of the following shall occur: (i) The Borrower or any other Obligor shall fail to pay any Debt (other than Debt under the Loan Papers) in an aggregate amount of $1,000,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) the Borrower or any other Obligor shall fail to perform or observe any term or covenant contained in any agreement or instrument relating to any such Debt, when required to be performed or observed, and such failure shall continue after the applicable grace period, if any, specified in such agreement or instrument, and can result in acceleration of the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid, mandatorily redeemed or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or (iv) there shall exist a breach by any Person to one or more Material Contracts the effect of which could reasonably be expected to have a Material Adverse Effect;

     (h) Any Obligor shall have any final judgment(s) outstanding against it, and such judgment(s) shall remain unstayed, in effect, and unpaid for the period of time after which the judgment holder may and may cause the creation of Liens against or seizure of any of its Property;

     (i) Any of the following shall have occurred: (i) Any ERISA Event shall have occurred with respect to a Plan of the Borrower, and the sum of the Insufficiency of such Plan and liabilities relating thereto is equal to or greater than $1,000,000 or (ii) the Borrower or any ERISA Affiliate of the Borrower shall have committed a failure described in Section 302(f)(l) of ERISA, and the amount determined under
Section 302(f)(3) of ERISA is equal to or greater than $1,000,000;

     (j) The Borrower or any ERISA Affiliate of the Borrower shall have been notified by the sponsor of a Multiemployer Plan that (A) it has incurred Withdrawal Liability to such Plan in an amount that, exceeds $1,000,000 or requires payments exceeding $1,000,000 per annum, or (B) such Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result thereof the aggregate annual contributions to all Multiemployer Plans in reorganization or being terminated is increased over the amounts contributed to such Plans for the preceding Plan year by an amount exceeding $1,000,000;

     (k) Any Obligor shall be required under any Environmental Law (i) to implement any remedial, neutralization, or stabilization process or program, the cost of which would have a Material Adverse Effect, or (ii) to pay any penalty, fine, or damages in an aggregate amount which would have a Material Adverse Effect;

     (l) Any of the following shall have occurred: (i) Any Property (whether leased or owned), or the operations conducted thereon by any Obligor or any current or prior owner or operator thereof (in the case of real Property), shall violate or have violated any applicable Environmental Law, if such violation would have a Material Adverse Effect; or (ii) such Obligor shall not obtain or maintain any License required to be obtained or filed under any Environmental Law in connection with the use of such Property and assets, including without limitation past or present treatment, storage, disposal, or release of Hazardous Materials into the environment, if the failure to obtain or maintain the same would have a Material Adverse Effect;

     (m)    Any of the following shall have occurred:

            (i) Any Loan Paper shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien in the Collateral purported to be covered thereby (except as permitted by the terms of this Agreement or consented to by the Lenders); or

          (ii)  At any time after 182 days after the Closing

     Date and thereafter, less than 100% of the Capital Stock of all of the Subsidiaries of the Borrower shall be subject to a first priority perfected pledge to the Administrative Lender to secure the Obligations; or

          (iii) At any time after the Closing Date, less than 100% of the Capital Stock of all of the Subsidiaries of the Borrower not listed on
     Schedule 4.01(d) hereto shall be subject to a first priority perfected pledge to the Administrative Lender on behalf of the Lenders to secure the Obligations; or

          (iv) At any time after 77 days after the Closing Date but prior to 182 days after the Closing Date, less than 100% of the Capital Stock of all of the Subsidiaries of the Borrower (except any five of the Subsidiaries of the Borrower listed on Schedule 4.01(d) hereto) shall be subject to a first priority perfected pledge to the Administrative Lender on behalf of the Lenders to secure the Obligations; or

          (v) At any time after 122 days after the Closing Date but prior to 182 days after the Closing Date, less than 100% of the Capital Stock of all of the Subsidiaries of the Borrower (except any two of the Subsidiaries of the Borrower listed on Schedule 4.01(d) hereto) shall be subject to a first priority perfected pledge to the Administrative Lender on behalf of the Lenders to secure the Obligations; or

          (vi) Less than 100% of the Capital Stock of any Subsidiary of the Borrower listed on Schedule 4.01(d) hereto shall be subject to a first priority perfected pledge to the Administrative Lender on behalf of the Lenders to secure the Obligations two days or later after the Borrower or such Subsidiary of the Borrower has received PUC approval to pledge such Capital Stock; or

          (vii)  Any of the following shall occur:

              (a) The Borrower or any Subsidiary of the Borrower shall fail to receive PUC approval and all other approvals necessary to pledge the Capital Stock of less than four of the following entities to the Administrative Lender on behalf of the Lenders to secure the
          Obligations:

               Dial & Save of Arkansas, Inc.
               Dial & Save of Delaware, Inc.
               Dial & Save of Tennessee, Inc.
               Dial & Save of Washington, Inc.
               Dial & Save of Louisiana, Inc.
               Dial & Save of Minnesota, Inc.
               Dial & Save of Nebraska, Inc.
               Dial & Save of North Carolina, Inc. or
               Dial & Save of West Virginia, Inc.

          by 75 days after the Closing Date;

               (b) The Borrower or any Subsidiary of the Borrower shall fail to receive PUC approval and all other approvals necessary to pledge the Capital Stock of less than seven of the following entities to the Administrative Lender on behalf of the Lenders to secure the
          Obligations:

               Dial & Save of Arkansas, Inc.
               Dial & Save of Delaware, Inc.
               Dial & Save of Tennessee, Inc.
               Dial & Save of Washington, Inc.
               Dial & Save of Louisiana, Inc.
               Dial & Save of Minnesota, Inc.
               Dial & Save of Nebraska, Inc.
               Dial & Save of North Carolina, Inc. or
               Dial & Save of West Virginia, Inc.

          by 120 days after the Closing Date;

               (c) The Borrower or any Subsidiary of the Borrower shall fail to receive PUC approval and all other approvals necessary to pledge the Capital Stock of any entity listed below to the Administrative Lender on behalf of the Lenders to secure the Obligations:

               Dial & Save of Arkansas, Inc.
               Dial & Save of Delaware, Inc.
               Dial & Save of Tennessee, Inc.
               Dial & Save of Washington, Inc.
               Dial & Save of Louisiana, Inc.
               Dial & Save of Minnesota, Inc.
               Dial & Save of Nebraska, Inc.
               Dial & Save of North Carolina, Inc. or

               Dial & Save of West Virginia, Inc.

          by 180 days after the Closing Date;

     (n) Any of the following shall have occurred: (i) A final non-appealable order is issued by any Tribunal, including, but not limited to, the FCC, any applicable PUC, or the United States Justice Department, requiring Borrower to divest a substantial portion of its assets pursuant to any antitrust, restraint of trade, unfair competition, industry regulation, or similar Laws, or (ii) any Tribunal shall condemn, seize, or otherwise appropriate, or take custody or control of all or any substantial portion of the assets of Borrower;

     (o) Any of the following shall have occurred if the effect thereof could be reasonably expected to cause a Material Adverse Effect: (i) Any License whether presently existing or hereafter granted to or obtained by Borrower or any Subsidiary of the Borrower shall expire without renewal or be suspended or revoked, or (ii) Borrower or any Subsidiary of the Borrower shall become subject to any injunction or other order affecting or which may affect Borrower's or a Subsidiary of the Borrower's present or proposed operations under any such License;

     (p) Any civil action, suit or proceeding shall be commenced against Borrower, or any Subsidiary of the Borrower under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organization Act of 1970)("RICO") and such suit shall be adversely determined by a court of applicable jurisdiction, and which is either non-appealable or which the Borrower or such Subsidiary has elected not to appeal; or any criminal action or proceeding shall be commenced against the Borrower, any Subsidiary of the Borrower under any federal or state racketeering statute (including, without limitation, RICO);

     (q)  There shall occur a Change in Control of the Borrower;

     (r) Any Litigation commenced against the Borrower or any Subsidiary of the Borrower is adversely determined by a court of applicable jurisdiction, which such Litigation is either non-appealable or which the Borrower or such Subsidiary has elected not to appeal, and in either case, is reasonably expected to have a Material Adverse Effect;

     (s) The Borrower or any Subsidiary of the Borrower shall fail to comply in any respect with the Communications Act, or any rule or regulation promulgated by the FCC or any applicable PUC, and such failure could reasonably be expected to have a Material Adverse Effect; or any License or authorization constituting authorizations, permits or licenses of the Borrower or any Subsidiary of the Borrower material to the operation of the business of the Borrower and its Subsidiaries, has expired or shall expire without having been renewed or shall be canceled or impaired and such expiration, cancellation or impairment could reasonably be expected to have a Material Adverse Effect; or

     (t) The Borrower or any Subsidiary shall fail to operate its business for any period of time which, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     9.02.Remedies upon Default. If an Event of Default described in Section 9.01(f) shall occur with respect to any Obligor, the aggregate unpaid principal balance of and accrued interest on all Advances shall, to the extent permitted by applicable Law, thereupon become due and payable concurrently therewith, without any action by Administrative Lender or any Lender, and without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind, all of which are hereby expressly waived. Subject to the foregoing sentence, if any Event of Default shall occur and be continuing, Administrative Lender may at its election, do any one or more of the following:

     (a) Declare the entire unpaid balance of all Obligations immediately due and payable, whereupon it shall be due and payable without diligence, presentment, demand, protest, notice of protest or intent to accelerate, or notice of any other kind (except notices specifically provided for under Section 9.01 hereof), all of which are hereby expressly waived (except to the extent waiver of the foregoing is not permitted by applicable Law);

     (b)  Terminate the Commitment;

     (c)  Reduce any claim of Administrative Lender and Lenders to judgment;

     (d) Demand (and the Borrower shall pay to Administrative Lender) immediately upon demand and in immediately available funds, the amount equal to the aggregate amount of the Letters of Credit then outstanding, irrespective of whether such Letters of Credit have been drawn upon, all as set forth and in accordance with the terms of provisions of
Article III hereof. The Administrative Lender shall promptly advise the Borrower of any such declaration or demand but failure to do so shall not impair the effect of such declaration or demand; and

     (e) Exercise any Rights afforded under any Loan Papers, by Law, including but not limited to the UCC, at equity, or otherwise.

     9.03. Cumulative Rights. All Rights available to Administrative Lender and Lenders under the Loan Papers shall be cumulative of and in addition to all other Rights granted thereto at Law or in equity, whether or not amounts owing thereunder shall be due and payable, and whether or not Administrative Lender or any Lender shall have instituted any suit for collection or other action in connection with the Loan Papers.

     9.04. Waivers. The acceptance by Administrative Lender or any Lender at any time and from time to time of partial payment of any amount owing under any Loan Papers shall not be deemed to be a waiver of any Default or Event of Default then existing. No waiver by Administrative Lender or any Lender of any Default or Event of Default shall be deemed to be a waiver of any Default or Event of Default other than such Default or Event of Default. No delay or omission by Administrative Lender or any Lender in exercising any Right under the Loan Papers shall impair such Right or be construed as a waiver thereof or an acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Papers or otherwise.

     9.05. Performance by Administrative Lender or any Lender. Should any covenant of any Obligor fail to be performed in accordance with the terms of the Loan Papers, Administrative Lender may, at its option, perform or attempt to perform such covenant on behalf of such Obligor. Notwithstanding the foregoing, it is expressly understood that neither Administrative Lender nor any Lender assumes, and shall not ever have, except by express written consent of Administrative Lender or such Lender, any liability or responsibility for the performance of any duties or covenants of any Obligor.

     9.06. Expenditures. The Borrower shall reimburse Administrative Lender and each Lender for any reasonable sums spent by it in connection with the exercise of any Right under Section 9.05 hereof. Such sums shall bear interest at the lesser of (a) the Base Rate (whether or not in effect), plus 2.00% per annum and (b) the Highest Lawful Rate, from five days after the date any Lender makes demand to the Borrower for reimbursement of such amount until the date of repayment by the Borrower.

     9.07. Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Administrative Lender or any Lender any Rights to exercise control over the affairs and/or management of any Obligor, the power of Administrative Lender and each Lender being limited to the Rights to exercise the remedies provided in this Article; provided, however, that if Administrative Lender or any Lender becomes the owner of any partnership, stock or other equity interest in any Person, whether through foreclosure or otherwise, it shall be entitled to exercise such legal Rights as it may have by being an owner of such stock or other equity interest in such Person.


               ARTICLE X.  THE ADMINISTRATIVE LENDER

     10.01. Authorization and Action. Each Lender hereby appoints and authorizes Administrative Lender to take such action as Administrative Lender on its behalf and to exercise such powers under this Agreement and the other Loan Papers as are delegated to the Administrative Lender by the terms of the Loan Papers, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Papers (including without limitation enforcement or collection of the Notes), Administrative Lender shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of Majority Lenders (or all Lenders, if required under Section
11.01 hereof), and such instructions shall be binding upon all Lenders; provided, however, that Administrative Lender shall not be required to take any action which exposes Administrative Lender to personal liability or which is contrary to any Loan Papers or applicable Law. Administrative Lender agrees to give to each Lender notice of each notice given to it by the Borrower pursuant to the terms of this Agreement, and to distribute to each applicable Lender in like funds all amounts delivered to Administrative Lender by the Borrower for the Ratable or individual account of any Lender.
Functions of the Administrative Lender are administerial in nature and in no event shall the Administrative Lender have a fiduciary or trustee relationship in respect of any Lender by reason of this Agreement or any Loan Paper.

     10.02. Administrative Lender's Reliance, Etc. Neither Administrative Lender, nor any of its directors, officers, agents, employees, or representatives shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or any other Loan Paper, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, Administrative Lender (a) may treat the payee of any Note as the holder thereof until Administrative Lender receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Lender; (b) may consult with legal counsel (including counsel for the Borrower or any of its Subsidiaries), independent public accountants, and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts;
(c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement or any other Loan Papers;
(d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants, or conditions of this Agreement or any other Loan Papers on the part of any Obligor or its Subsidiaries or to inspect the Property (including the books and records) of any Obligor or its Subsidiaries; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement, any other Loan Papers, or any other instrument or document furnished pursuant hereto; and (f) shall incur no liability under or in respect of this Agreement or any other Loan Papers by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

     10.03. NationsBank of Texas, N.A. and Affiliates. With respect to its Commitment, its Advances, and any Loan Papers, NationsBank of Texas, N.A. has the same Rights under this Agreement as any other Lender and may exercise the same as though it were not Administrative Lender. NationsBank of Texas, N.A. and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Obligor, any Affiliate thereof, and any Person who may do business therewith, all as if NationsBank of Texas, N.A. were not Administrative Lender and without any duty to account therefor to any Lender.

     10.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Lender or any other Lender, and based on the financial statements referred to in Section 5.01(j),
Section 7.01 and Section 7.02 hereof and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Papers.

     10.05. Indemnification by Lenders. Lenders shall indemnify Administrative Lender, Pro Rata, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Lender in any way relating to or arising out of any Loan Papers or any action taken or omitted by Administrative Lender thereunder, including any negligence of Administrative Lender; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from Administrative Lender's gross negligence or willful misconduct. Without limitation of the foregoing, Lenders shall reimburse Administrative Lender, Pro Rata, promptly upon demand for any out-of-pocket expenses (including reasonable attorneys' fees) incurred by Administrative Lender in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiation, legal proceedings or otherwise) of, or legal and other advice in respect of rights or responsibilities under, the Loan Papers. The indemnity provided in this
Section 10.05 shall survive the termination of this Agreement.

     10.06. Successor Administrative Lender. Administrative Lender may resign at any time by giving written notice thereof to Lenders and the Borrower, and may be removed at any time with or without cause by the action of all Lenders (other than Administrative Lender, if it is a Lender). Upon any such resignation, Majority Lenders shall have the right to appoint a successor Administrative Lender with the prior written consent of the Borrower (which shall not be unreasonably withheld), provided that, if there exists an Event of Default that is continuing, no consent of the Borrower shall be required. If no successor Administrative Lender shall have been so appointed and shall have accepted such appointment within thirty days after the retiring Administrative Lender's giving of notice of resignation, then the retiring Administrative Lender may, on behalf of Lenders, appoint a successor Administrative Lender, which shall be a commercial bank organized under the Laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Administrative Lender hereunder by a successor Administrative Lender, such successor Administrative Lender shall thereupon succeed to and become vested with all the Rights and duties of the retiring Administrative Lender, and the retiring Administrative Lender shall be discharged from its duties and obligations under the Loan Papers, provided that if the retiring or removed Administrative Lender is unable to appoint a successor Administrative Lender, Administrative Lender shall, after the expiration of a sixty day period from the date of notice, be relieved of all obligations as Administrative Lender hereunder. Notwithstanding any Administrative Lender's resignation or removal hereunder, the provisions of this Article shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Lender under this Agreement.


                       ARTICLE XI.  MISCELLANEOUS

     11.01. Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Papers, nor consent to any departure by the Borrower or any Obligor therefrom, shall be effective unless the same shall be in writing and signed by the Borrower and the Administrative Lender with the consent of the Majority Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver, or consent shall (and the result of action or failure to take action shall not) unless in writing and signed by all of Lenders and Administrative Lender,
(a) increase the Commitment, (b) reduce any principal, interest, fees, or other amounts payable hereunder, or waive or result in the waiver of any Event of Default under Section 9.01(a) hereof, (c) postpone any date fixed for any payment of principal, interest, fees, or other amounts payable hereunder,
(d) release any Collateral or guaranties securing any Obligor's obligations hereunder, other than releases contemplated hereby and by the Loan Papers,
(e) change the meaning of "Specified Percentage" or the number of Lenders required to take any action hereunder, change the definitions of "Commitment", "Swingline Commitment", "Maturity Date", "Majority Lenders", or "Letter of Credit Commitment", or (f) amend this Section 11.01. No amendment, waiver, or consent shall affect the Rights or duties of Administrative Lender under any Loan Papers, unless it is in writing and signed by Administrative Lender in addition to the requisite number of Lenders.

     11.02.     Notices.

     (a) Manner of Delivery. All notices communications and other materials to be given or delivered under the Loan Papers shall, except in those cases where giving notice by telephone is expressly permitted, be given or delivered in writing. All written notices, communications and materials shall be sent by registered or certified mail, postage prepaid, return receipt requested, by telecopier, or delivered by hand. In the event of a discrepancy between any telephonic notice and any written confirmation thereof, such written confirmation shall be deemed the effective notice except to the extent Administrative Lender, any Lender or the Borrower has acted in reliance on such telephonic notice.

     (b) Addresses. All notices, communications and materials to be given or delivered pursuant to this Agreement shall be given or delivered at the following respective addresses and telecopier and telephone numbers and to the attention of the following individuals or departments:

     (i)  If to the Borrower:

          Telco Communications Group, Inc.
          4219 Lafayette Center
          Chantilly, VA  22021
          Telephone No.:(703) 631-5628
          Telecopier No.:(703) 631-5688
          Attention: Bryan Rachlin, Esq.
                     General Counsel

          With a copy to:

          Swidler & Berlin
          3000 K Street
          N.W., Suite 300
          Washington, D.C.  20007
          Telephone No.:(202) 424-7586
          Telecopier No.(202) 424-7643
          Attention: John Klusaritz, Esq.

     (ii) If to Administrative Lender:

          NationsBank of Texas, N.A.
          NationsBank Plaza
          901 Main Street, 64th Floor
          Dallas, Texas  75202
          Telephone No.: (214) 508-2752
          Telecopier No.: (214) 508-9390
          Attention: Ms. Jennifer F. Zydney
                     Vice President

          With a copy to:

          Donohoe, Jameson & Carroll, P.C.
          3400 Renaissance Tower
          1201 Elm Street
          Dallas, Texas  75270
          Telephone No.:(214) 698-3814
          Telecopier No.:(214) 744-0231
          Attention: Melissa Ruman Stewart

     (iii) If to any Lender, to its address shown opposite its signature block on the signature pages hereto, or on any Assignment and Acceptance,

or at such other address or, telecopier or telephone number or to the attention of such other individual or department as the party to which such information pertains may hereafter specify for the purpose in a notice to the other specifically captioned "Notice of Change of Address".

     (d) Effectiveness. Each notice, communication and any material to be given or delivered to any party pursuant to this Agreement shall be effective or deemed delivered or furnished (i) if sent by mail, on the fifth day after such notice, communication or material is deposited in the mail, addressed as above provided, (ii) if sent by telecopier, when such notice, communication or material is transmitted to the appropriate number determined as above provided in this Section 11.02 and the appropriate receipt is received or otherwise acknowledged, (iii) if sent by hand delivery or overnight courier, when left at the address of the addressee addressed as above provided, and (iv) if given by telephone, when communicated to the individual or any member of the department specified as the individual or department to whose attention notices, communications and materials are to be given or delivered except that notices of a change of address, telecopier or telephone number or individual or department to whose attention notices, communications and materials are to be given or delivered shall not be effective until received; provided, however, that notices to Administrative Lender pursuant to Article II shall be effective when received. The Borrower agrees that Administrative Lender shall have no duty or obligation to verify or otherwise confirm telephonic notices given pursuant to
Article II, and agrees to indemnify and hold harmless Administrative Lender and Lenders for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, and expenses resulting, directly or indirectly, from acting upon any such notice.

     11.03. Parties in Interest. All covenants and agreements contained in this Agreement and all other Loan Papers shall bind and inure to the benefit of the respective successors and assigns of the parties hereto. Each Lender may from time to time assign or transfer its interests hereunder pursuant to Section 11.04 hereof. The Borrower may not assign or transfer its Rights or obligations hereunder without the prior written consent of Administrative Lender.

     11.04.     Assignments and Participations.

     (a) Each Lender (an "Assignor") may assign its Rights and obligations as a Lender under the Loan Papers to one or more Eligible Transferees pursuant to an Assignment and Acceptance, so long as (i) each assignment shall be of a constant, and not a varying percentage of all Rights and obligations thereunder, (ii) each Assignor shall obtain in each case the prior written consent of Administrative Lender and the Borrower, in each case such consent not to be unreasonably withheld or delayed, provided that, in the event there exists an Event of Default that is continuing, no consent of the Borrower shall be required to make an assignment to any Person that qualifies under either subsections (a), (b) or

     (c) of the definition of "Eligible Transferee" herein, (iii) each Assignor shall in each case pay a $3,500 processing fee to Administrative Lender and (iv) no such assignment is for an amount less than $5,000,000 (and, if such assignment is a partial assignment, no Lender shall hold less than $5,000,000 immediately after giving effect to any assignment). Assignments and other transfers (except participations) with respect to each Lender's participation in a given Letter of Credit may only be made with the prior written consent of the Administrative Lender. Within five Business Days after Administrative Lender receives notice of any such assignment, the Borrower shall execute and deliver to Administrative Lender, in exchange for the Notes issued to Assignor, new Notes to the order of such Assignor and its assignee in amounts equal to their respective Specified Percentages of the Commitment. Such new Notes shall be dated the effective date of the assignment. It is specifically acknowledged and agreed that on and after the effective date of each assignment, the assignee shall be a party hereto and shall have the Rights and obligations of a Lender under the Loan Papers.

     (b) Each Lender may sell participations to one or more Persons in all or any of its Rights and obligations under the Loan Papers; provided, however, that (i) such Lender's obligations under the Loan Papers shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of its Notes for all purposes of the Loan Papers,
(iv) the participant shall be granted the Right to vote on or consent to only those matters described in Sections 11.01(a), (b), (c) and (d) hereof,
(v) Obligor, Administrative Lender, and other Lenders shall continue to deal solely and directly with such Lender in connection with its Rights and obligations under the Loan Papers and (vi) no such participation is for an amount less than $5,000,000.

     (c) Any Lender may, in connection with any assignment or participation, or proposed assignment or participation, disclose to the assignee or participant, or proposed assignee or participant, any information relating to any Obligor furnished to such Lender by or on behalf of any Obligor.

     (d) Notwithstanding any other provision set forth in this Agreement, (i) any Lender may at any time create a security interest in all or any portion of its Rights under this Agreement (including, without limitation, the Advances owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, (ii) no participant of any Lender may further assign or participate any of its interest in the Loan Papers to any Person (except as may be required by Law or a Tribunal having authority over such participant), and
(iii) no Lender (other than NationsBank of Texas, N.A.) may assign any of its interest in the Loan Papers to any Person (except as may be required by Law or a Tribunal having authority over NationsBank of Texas, N.A.).

     11.05. Sharing of Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any Right of set-off, or otherwise) on account of its Advances in excess of its Pro Rata share of payments made by the Borrower, such Lender shall forthwith purchase participations in Advances made by the other Lenders as shall be necessary to share the excess payment Pro Rata with each of them; provided, however, that if any of such excess payment is thereafter recovered from the purchasing Lender, its purchase from each Lender shall be rescinded and each Lender shall repay the purchase price to the extent of such recovery together with a Pro Rata share of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 11.05 may, to the fullest extent permitted by Law, exercise all its Rights of payment (including the Right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     11.06. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the other Loan Papers, whether or not Administrative Lender or any Lender shall have made any demand under this Agreement or the other Loan Papers, and even if such obligations are unmatured. Each Lender shall promptly notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The Rights of each Lender under this Section 11.06 are in addition to other Rights (including, without limitation, other Rights of set-off) which such Lender may have.

     11.07.     Costs, Expenses, and Taxes.

     (a) Notwithstanding anything to the contrary in Section 6.10 hereof, the Borrower agrees to pay on demand (i) all costs and expenses of Administrative Lender in connection with the preparation and negotiation of all Loan Papers, including without limitation the reasonable fees and out-of-pocket expenses of Special Counsel, (ii) all costs and expenses (including reasonable attorneys' fees and expenses) of Administrative Lender in connection with any interpretation, grant and perfection of any Lien, modification, amendment, waiver, release of any Loan Papers, restructuring or work-out and (iii) all costs and expenses (including reasonable attorneys' fees and expenses) of Administrative Lender and each Lender in connection with any collection of any portion of the Obligations or the enforcement of any Loan Papers during the continuance of an Event of Default.

     (b)  In addition, notwithstanding anything to the contrary in Section
6.10 hereof, the Borrower shall pay any and all stamp, debt, and other Taxes payable or determined to be payable in connection with any payment hereunder (other than Taxes on the overall net income of Administrative Lender or any Lender or franchise Taxes or Taxes on capital or capital receipts of Administrative Lender or any Lender), or the execution, delivery, or recordation of any Loan Papers, and agrees to save Administrative Lender and each Lender harmless from and against any and all liabilities with respect to, or resulting from any delay in paying or omission to pay any Taxes in accordance with this Section 11.07, including any penalty, interest, and expenses relating thereto. All payments by the Borrower or any Subsidiary of the Borrower under any Loan Papers shall be made free and clear of and without deduction for any present or future Taxes (other than Taxes on the overall net income of Administrative Lender or any Lender of any nature now or hereafter existing, levied, or withheld, or franchise Taxes or Taxes on capital or capital receipts of Administrative Lender or any Lender), including all interest, penalties, or similar liabilities relating thereto. If the Borrower shall be required by Law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder (i) the amount so payable shall be increased to the extent necessary so that, after making all required deductions and withholdings (including Taxes on amounts payable to Administrative Lender or any Lender pursuant to this sentence), Administrative Lender or any

Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority in accordance with applicable Law. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 11.07 shall survive the execution of this Agreement, termination of the Commitment, repayment of the Obligations, satisfaction of each agreement securing or assuring the Obligations and termination of this Agreement and each other Loan Paper.

     11.08. Rate Provision. It is not the intention of any party to any Loan Papers to make an agreement violative of the Laws of any applicable jurisdiction relating to usury. In no event shall any Obligor or any other Person be obligated to pay any amount in excess of the Maximum Amount. If Administrative Lender or any Lender ever receives, collects or applies, as interest, any such excess, such amount which would be excessive interest shall be deemed a partial repayment of principal and treated hereunder as such; and if principal is paid in full, any remaining excess shall be paid to the Borrower or the other Person entitled thereto. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Maximum Amount, each Obligor, Administrative Lender and each Lender shall, to the maximum extent permitted under Applicable Laws, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest,
(b) exclude voluntary prepayments and the effect thereof, and (c) amortize, prorate, allocate and spread in equal parts, the total amount of interest throughout the entire contemplated term of the Obligations so that the interest rate is uniform throughout the entire term of the Obligations; provided that if the Obligations are paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, Administrative Lender or Lenders, as appropriate, shall refund to the Borrower the amount of such excess or credit the amount of such excess against the total principal amount owing, and, in such event, neither Administrative Lender nor any Lender shall be subject to any penalties provided by any Laws for contracting for, charging or receiving interest in excess of the Maximum Amount. This Section 11.08 shall control every other provision of all agree-ments among the parties to the Loan Papers pertaining to the transactions contemplated by or contained in the Loan Papers.

     11.09. Severability. If any provision of any Loan Papers is held to be illegal, invalid, or unenforceable under present or future Laws during the term thereof, such provision shall be fully severable, the appropriate Loan Paper shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of such Loan Paper a legal, valid, and enforceable provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible.

     11.10. Exceptions to Covenants. No Obligor shall be deemed to be permitted to take any action or to fail to take any action that is permitted as an exception to any covenant in any Loan Papers, or that is within the permissible limits of any covenant, if such action or omission would result in a violation of any other covenant in any Loan Papers.

     11.11. Counterparts. This Agreement and the other Loan Papers may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. In making proof of any such agreement, it shall not be necessary to produce or account for any counterpart other than one signed by the party against which enforcement is sought.

     11.12.     GOVERNING LAW; WAIVER OF JURY TRIAL.

     (a) THIS AGREEMENT AND ALL OTHER LOAN PAPERS SHALL BE DEEMED TO BE CONTRACTS MADE IN DALLAS, TEXAS, AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS (WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS) AND THE UNITED STATES OF AMERICA. WITHOUT EXCLUDING ANY OTHER JURISDICTION, THE BORROWER AGREES THAT THE FEDERAL COURTS OF TEXAS LOCATED IN DALLAS, TEXAS, WILL HAVE JURISDICTION OVER PROCEEDINGS IN CONNECTION HEREWITH. TO THE MAXIMUM EXTENT PERMITTED BY LAW, THE BORROWER HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE (WHETHER A CLAIM IN TORT, CONTRACT, EQUITY, OR OTHERWISE) ARISING UNDER OR RELATING TO THIS AGREEMENT, THE OTHER LOAN PAPERS, OR ANY RELATED MATTERS, AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

     (b)  THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY LEGAL

PROCESS UPON IT. THE BORROWER AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO THE BORROWER AT ITS ADDRESS DESIGNATED FOR NOTICE UNDER THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL. NOTHING IN THIS SECTION 11.12 SHALL AFFECT THE RIGHT OF ADMINISTRATIVE LENDER OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     11.13. ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENT OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

           THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.

     IN WITNESS WHEREOF, this Credit Agreement is executed as of the date first set forth above.

THE BORROWER:
                                     TELCO COMMUNICATIONS GROUP, INC.


                                     --------------------------------
                                     By:
                                        ------------------------------
                                     Its:
                                         -----------------------------


ADMINISTRATIVE LENDER:

                                      NATIONSBANK OF TEXAS, N.A., as
                                      Administrative Lender


                                      --------------------------------
                                      By:  Jennifer F. Zydney
                                      Its: Vice President


LENDERS:


Specified Percentage:  65.00%         NATIONSBANK OF TEXAS, N.A.,
                                      individually as a Lender
Address:
901 Main Street
64th Floor
Dallas, Texas  75202                  ---------------------------
                                      By:  Jennifer F. Zydney
Attn.: Jennifer F. Zydney              Its: Vice President
Telephone:(214) 508-2752
Telecopy:(214) 508-9390

Specified Percentage:  25.00%         RIGGS BANK N.A.

Address:
6805 Old Dominion Drive
3rd Floor                             ---------------------------
McLean, VA  22101                     By:  Tai Pham
                                      Its:
                                           ----------------------
Telephone:(703) 506-2764
Telecopy:(703) 506-2771





Specified Percentage:  10.00%         MELLON BANK, N.A.

Address:
One Mellon Bank Center
Room 4440                              /s/John M. Kailer
500 Grant Street                      ----------------------------
Pittsburgh, PA  15258-0001            By:  John M. Kailer
                                      Its: First Vice President
                                           (Principal Accounting Officer)
Telephone:(412) 234-0015
Telecopy:(412) 234-6375